Exhibit 10.1

               --------------------------------------------------


                          GENTIVA HEALTH SERVICES, INC.
                     GENTIVA HEALTH SERVICES HOLDING CORP.,
                AND EACH OF THE SUBSIDIARY BORROWING CORPORATIONS
                      LISTED ON THE SIGNATURE PAGES HERETO,
                                  as Borrowers,



           THE LENDING INSTITUTIONS LISTED IN ANNEX I ATTACHED HERETO,
                                   as Lenders,

                                       and

                           FLEET CAPITAL CORPORATION,
                             as Administrative Agent

                                       and

                             FLEET SECURITIES, INC.
                                   as Arranger






                   -------------------------------------------


                           LOAN AND SECURITY AGREEMENT

                              Dated: June 13, 2002

                               Amount: $55,000,000

                   -------------------------------------------

                           LOAN AND SECURITY AGREEMENT

     THIS LOAN AND SECURITY AGREEMENT, is made this 13th day of June, 2002, by and among the lending institutions listed in Annex I attached hereto and incorporated herein by reference (each a "Lender", and collectively, "Lenders"), Fleet Capital Corporation, a Rhode Island corporation with an office at 200 Glastonbury Boulevard, Glastonbury, CT 06033, as administrative agent for the Lenders ("Agent"), and Gentiva Health Services, Inc., a Delaware corporation with its chief executive office at 3 Huntington Quadrangle 2S, Melville, NY 11747 (the "Company"), Gentiva Health Services Holding Corp., a Delaware corporation with its chief executive office at 3 Huntington Quadrangle 2S, Melville, NY 11747 ("GHS"), and each of the Subsidiary Borrowing Corporations listed on the signature pages hereto, each with a state of incorporation and chief executive office as listed on the exhibits hereto (each of the Company, GHS and each Subsidiary Borrowing Corporation, a "Borrower," and collectively, "Borrowers").

     Capitalized terms used in this Loan and Security Agreement ("this Agreement") have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP, consistently applied.

SECTION 1. CREDIT FACILITY

     Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Agent and Lenders agree to make a revolving credit facility of up to Fifty-Five Million Dollars ($55,000,000.00) available upon Borrowing Agent's request (on behalf of the Borrowers) therefor, as follows:

     1.1 Revolving Credit Loans.

     1.1.1 Loans and Reserves. Each Lender agrees, severally, for so long as no Default or Event of Default exists, and provided that the Control Agreements with respect to the Lockbox Accounts and Concentration Accounts have been executed, to make Revolving Credit Loans to Borrowers from time to time until the Revolving Credit Maturity Date, as requested by Borrowing Agent in the manner set forth in subsection 3.1.1 hereof, up to a maximum aggregate principal amount at any time outstanding equal to such Lender's Pro Rata Percentage multiplied by the sum of (i) the Borrowing Base at such time minus (ii) the sum of (x) the LC Amount and (y) reserves, if any, established pursuant to this subsection 1.1.1. No Lender's portion of the Revolving Credit Loans shall at any time exceed its respective Pro Rata Share. Agent shall have the right to establish reserves in such amounts and with respect to the following matters, as Agent shall deem necessary or appropriate against the amount of Revolving Credit Loans which Borrowers (through Borrowing Agent) may otherwise request under this subsection 1.1.1: (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of Borrowers' business; (ii) sums chargeable against Borrowers' Loan Account as Revolving Credit Loans under any section of this Agreement; (iii) amounts owing by Borrowers to any Person to the extent secured by a Lien on, or trust over, any Collateral of any Borrower (except for amounts secured by Liens permitted under subsections 8.2.5(d) and (e)); and (iv) such other matters, events, conditions or contingencies as to which Agent reasonably determines in accordance with Agent's customary practices reserves should be established from time to time hereunder. The Revolving Credit Loans shall be further evidenced by the Revolving Credit Notes and shall be secured by all of the Collateral.

     1.1.2 Excess Availability Block. Notwithstanding anything to the contrary contained in this Agreement, during the time period beginning on the Closing Date and continuing until the first Covenant Reporting Date on which Borrowers both (x) shall have delivered to Agent (either on such Covenant Reporting Date or on a previous Covenant Reporting Date) the Annual Financial Reports as required by subsection 8.1.3 for Borrowers' fiscal year 2002 and (y) shall have delivered Annual or Quarterly Financial Reports reflecting a minimum EBITDA, measured on a Consolidated basis for the Corresponding Covenant Measurement Period of at least Fifteen Million Dollars ($15,000,000.00), both (x) the Total Revolving Credit Facility Amount and (y) the Formula Amount shall be reduced by an availability blockage reserve of Ten Million Dollars ($10,000,000.00) (any such availability blockage reserve, the "Excess Availability Blockage").

     1.2 Use of Proceeds. The Revolving Credit Loans shall be used solely for the following purposes: (i) to pay fees and expenses incurred in connection with this transaction, (ii) the Borrowers' working capital and letter of credit needs, in a manner consistent with the provisions of this Agreement and all applicable laws and (iii) Permitted Acquisitions. Notwithstanding anything to the contrary contained in the following, the Revolving Credit Loans may be used for acquisitions other than Permitted Acquisitions if such acquisitions are approved in advance in writing by Majority Lenders.

     1.3 Letters of Credit; LC Guaranties. Each Lender agrees, severally, that a letter of credit subfacility shall be made available to Borrowers as set forth in this section as part of the Revolving Credit Facility. In order to implement this letter of credit subfacility, Agent agrees, for so long as no Default or Event of Default exists, and if requested by Borrowing Agent (on behalf of Borrowers), to: (i) issue its, or cause to be issued by its Affiliate, standby Letters of Credit for the account of any Borrower or (ii) execute LC Guaranties by which Agent or its Affiliate shall guaranty the payment or performance by any Borrower of its reimbursement obligations with respect to standby Letters of Credit and standby letters of credit issued for such Borrower's account by other Persons in support of such Borrower's obligations (other than obligations for the repayment of Money Borrowed), provided that the LC Amount at any time shall not exceed the lesser of (i) Forty Million Dollars ($40,000,000.00) and (ii) the Borrowing Base minus the sum of all outstanding Loans and reserves permitted by subsection 1.1.1 hereof, if any. No Letter of Credit or LC Guaranty may have an expiration date that is after the Revolving Credit Maturity Date. Any amounts paid by Agent or Issuer under any LC Guaranty or in connection with any Letter of Credit shall be treated as Revolving Credit Loans, shall be secured by all of the Collateral and shall bear interest and be payable at the same rate and in the same manner as Revolving Credit Loans. Each Lender shall be directly and unconditionally obligated to Agent, according to its Pro Rata Percentage, to reimburse Agent, without setoff or deduction of any kind or nature, for honoring any drawing under any Letter of Credit or making any payment under any LC Guaranty (without regard to the occurrence of a Default or an Event of Default including, without limitation, following the commencement of any bankruptcy, reorganization, insolvency, liquidation or dissolution proceeding). The amount of Agent's payment (and the respective reimbursements of the Lenders to Agent, as applicable) shall automatically constitute a Revolving Credit Loan without regard to any borrowing condition herein and without any request, consent or other action of any Borrower or Borrowing Agent.

     1.3.1 Existing Letters of Credit. Simultaneously with the effectiveness of this Agreement in accordance with Section 9.1, the Existing Letters of Credit shall be deemed to be Letters of Credit under this Agreement issued as of the Closing Date. Borrowers shall pay the Letter of Credit Availability Fee required under Section 2.4 for each such Existing Letter of Credit as though each such Existing Letter of Credit were a new Letter of Credit issued on the Closing Date, without any credit given for any similar letter of credit fees paid by Borrowers under Section 2.4 of the Prior Loan Agreement in respect of such Existing Letters of Credit.

SECTION 2. INTEREST, FEES AND CHARGES

     2.1 Interest.

     2.1.1 Revolving Credit Interest:

     (a) Rate Options. At the time of the request for each Revolving Credit Loan under the Revolving Credit Facility, and thereafter from time to time, Borrowers shall have the right, subject to the terms and conditions of this Agreement, and provided no Default or Event of Default has occurred and is continuing, to have Borrowing Agent designate to Agent in writing that all or a portion of the Revolving Credit Loans shall bear interest at either the (i) Revolving Credit LIBOR Rate or (ii) Revolving Credit Base Rate. Interest on each portion thereof shall accrue and be paid at the time and rate applicable to the respective option designated by Borrowing Agent or otherwise governing under the terms of this Agreement. If for any reason the Revolving Credit LIBOR Rate option is unavailable, the Revolving Credit Base Rate shall apply.

     (i) Base Rate Option: If Borrowers desire to have the Revolving Credit Base Rate apply to all or a portion of any Loan being requested under the Revolving Credit Facility, a request for a Revolving Credit Base Rate Loan may be made by Borrowing Agent in the manner specified in subsection 3.1.1(a). The rate of interest on Revolving Credit Base Rate Loans shall increase or decrease by an amount equal to any increase or decrease in the Base Rate effective as of the opening of business on the day that any such change in the Base Rate occurs. There shall be no minimum amount applicable to requests for a Revolving Credit Base Rate Loan.

     (ii) Revolving Credit LIBOR Rate Option:

     (A) Requests. Provided no Default or Event of Default has occurred and is continuing, and subject to the provisions of this subsection 2.1.1(a)(ii), if Borrowers desire to have the Revolving Credit LIBOR Rate apply to all or a portion of the Revolving Credit Loans (including without limitation all or a portion of any Loan being requested under the Revolving

Credit Facility or all or a portion of an existing Revolving Credit Base Rate
Loan), Borrowing Agent shall give Agent a written irrevocable request no later than 11:00 A.M. Eastern time on the second (2nd) London Business Day prior to the requested borrowing date specifying (i) the date the Revolving Credit LIBOR Rate shall apply (which shall be a London Business Day), (ii) the LIBOR Interest Period, and (iii) the amount to be subject to the Revolving Credit LIBOR Rate provided that such amount shall be an integral multiple of One Million Dollars ($1,000,000.00). In no event may Borrowers have outstanding at any time LIBOR Rate Loans with more than four (4) different LIBOR Interest Periods.

     (B) LIBOR Interest Periods. Revolving Credit LIBOR Rate Loans shall be selected by Borrowers through Borrowing Agent for a LIBOR Interest Period during which the Revolving Credit LIBOR Rate is applicable. All accrued and unpaid interest on a Revolving Credit LIBOR Rate Loan shall be paid in accordance with subsection 3.2.2. No LIBOR Interest Period with respect to the Revolving Credit LIBOR Rate Loans may end after the Revolving Credit Maturity Date. Subject to all of the terms and conditions applicable to a request to convert all or a portion of any Revolving Credit Base Rate Loan to a Revolving Credit LIBOR Rate Loan, Borrower may extend a Revolving Credit LIBOR Rate Loan as of the last day of the LIBOR Interest Period to a new Revolving Credit LIBOR Rate Loan. If Borrowing Agent fails to notify Agent of the LIBOR Interest Period for a subsequent Revolving Credit LIBOR Rate Loan at least two (2) London Business Days prior to the last day of the then current LIBOR Interest Period of an outstanding Revolving Credit LIBOR Rate Loan, or if an Event of Default has occurred and is outstanding two (2) London Business Days prior to the last day of the then current LIBOR Interest Period of any Revolving Credit LIBOR Rate Loan, then such outstanding Revolving Credit LIBOR Rate Loan shall, at the end of the applicable LIBOR Interest Period, accrue interest as a Revolving Credit Base Rate Loan as provided in subsection 2.1.1(i) hereof.

     (C) Adjustments for Increased Costs. If any law or governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of a Governmental Authority in or of the United States adopted after the date of this Agreement and having general applicability to all banks within the jurisdiction in which any Lender(s) operate (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of Lender therewith, shall;

     (i) subject any Lender to any tax with respect to this Agreement (other than (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement and
(b) any tax collected by a withholding on payments and which is not computed by reference to the net income of the payee and is not in the nature of an advance collection of a tax based on or measured by the net income of the payee) or (2) change the basis of taxation of payments to any Lender of principal, fees, interest or any other amount payable hereunder or under any Loan Documents (other than in respect of (x) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement and (y) any tax collected by a withholding on payments and which is not computed by reference to the net income of the payee and is not in the nature of an advance collection of a tax based on or measured by the net income of the payee);

     (ii) impose, modify or hold applicable any reserve (except any reserve taken into account in the determination of the applicable Adjusted LIBOR Rate), special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

     (iii) impose on any Lender or the London interbank market any other condition with respect to any Loan Document; and the direct result of any of the foregoing is to increase the cost to any Lender of making, renewing or maintaining Loans hereunder or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans, then, in any such case, Borrowers shall pay to Agent such additional amount(s) as will compensate the applicable Lender(s)) for such additional cost(s) or such reduction(s), as the case may be (to the extent such Lender(s) have not otherwise been compensated, with respect to a particular Loan, for such increased cost as a result of an increase in the Base Rate or the Adjusted LIBOR
Rate) upon written demand by Agent to Borrowers for such amounts. Agent shall make such a demand upon receipt by Agent of a request for increased costs under this subsection 2.1.1(a)(ii)(C) accompanied by a certificate of each such Lender with respect to such increased costs as set forth in the next sentence, which such certificate shall be delivered to Borrowers by Agent along with the demand for payment of such increased costs. An officer of any Lender claiming increased costs under this subsection 2.1.1(a)(ii)(C) shall determine the amount of such additional cost(s) or reduced amount(s) using reasonable averaging and attribution methods and shall certify the amount of such additional cost(s) or reduced amount(s) to Borrowers, which certification shall include a written explanation of such additional cost(s) or reduction(s) to Borrowers. Such certification shall be conclusive absent manifest error. If any Lender claims any additional cost or reduced amount pursuant to this subsection 2.1.1(a)(ii)(C), then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different lending office or to file any certificate or document, or take any other action, reasonably requested by Borrowers if the making of such designation or filing or taking of such action would avoid the need for, or reduce the amount of, any such additional cost(s) or reduced amount(s) and would not, in the sole good faith discretion of such Lender, be otherwise disadvantageous to Lender.

     (D) Inability to Make LIBOR Rate Loans. Notwithstanding any other provision hereof, if Agent or any Lender shall determine in good faith that any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection 2.1.1(a)(ii)(D), the term "Lender" shall include the office or branch where any Lender or any corporation or bank then controlling any Lender makes or maintains any LIBOR Rate Loans) to make or maintain the LIBOR Rate Loans, or adverse or unusual conditions in, or changes in applicable law relating to, the London interbank market make it impracticable to fund therein any of the LIBOR Rate

Loans, or make the projected Adjusted LIBOR Rate unreflective of the actual costs of funds therefor to such Lender, the obligation of all Lenders to make LIBOR Rate Loans hereunder or to convert Revolving Credit Base Rate Loans into LIBOR Rate Loans shall forthwith be suspended during the pendency of such circumstances and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, convert such affected LIBOR Rate Loans into Base Rate Loans. Upon such a determination by Agent, or receipt by Agent of written notice from a Lender that it has made such a determination, Agent shall promptly give notice of such determination to Borrowers. Such a determination, in good faith, by Agent or a Lender hereunder shall be conclusive absent manifest error.

     2.1.2 Default Rate of Interest. Upon the occurrence and during the continuation of an Event of Default, (i) the principal amount of all Loans shall bear interest at a rate per annum equal to two (2) percentage points above the interest rate otherwise applicable thereto (the "Default Rate") and (ii) the Letters of Credit Availability Fee shall automatically increase by one percent (1%) per annum above the rate otherwise applicable.

     2.1.3 Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the other Loan Documents and charged or collected pursuant to the terms of this Agreement or pursuant to any of the other Loan Documents exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any provisions of this Agreement or any of the other Loan Documents are in contravention of any such law, such provisions shall be deemed amended to conform thereto.

     2.2 Computation of Interest and Fees. Interest, the Letter of Credit Availability Fee, the Unused Line Fee, termination charges and collection charges hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days (except for interest accruing on the Revolving Credit Base Rate Loans, which shall be computed on the basis of a 365 day year). For the purpose of computing interest hereunder, all items of payment received by Agent shall be deemed applied by Agent on account of the Obligations (subject to final payment of such items) on the Business Day of receipt by Agent (determined in accordance with Section 3.4 hereof) of fully collected funds, including fully collected funds received into the Dominion Account.

     2.3 Commitment Fee. Borrowers shall pay to Agent the commitment fee provided for in the Fee Letter dated April 19, 2002 among Agent, Fleet Securities, Inc. and the Company, which commitment fee shall be fully earned and non-refundable and payable on the Closing Date.

     2.4 Letter of Credit and LC Guaranty Fees. Borrowers shall pay to Agent, for the ratable benefit of Lenders, for standby Letters of Credit and LC Guaranties, a fee ("Letter of Credit Availability Fee") equal to (z) a rate per annum equal to the Applicable Margin for the Letter of Credit Availability Fee multiplied by (y) the LC Amount outstanding from time to time during this Agreement, which such Letter of Credit Availability Fee shall be deemed fully earned upon issuance of each such Letter of Credit or LC Guaranty. The Letter of Credit Availability Fee shall be payable quarterly in arrears on the first (1st) day of each calendar quarter. In addition, Borrowers shall pay to Agent, for the account of Agent, all normal and customary fees and charges associated with the issuance, amendment, extension, cancellation and administration thereof (all such fees collectively the "Letter of Credit Administration Fees"). The Letter of Credit Administration Fees shall be due and payable, first on the date of issuance of each Letter of Credit or LC Guaranty and thereafter as required by Agent on demand. The fees and charges under this Section 2.4 shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

     2.5 Unused Line Fee. Borrowers shall pay to Agent, for the ratable benefit of Lenders, a fee ("Unused Line Fee") equal to a (x) rate per annum equal to the Applicable Margin for the Unused Line Fee multiplied by (y) the average daily difference during any calendar quarter between (i) the Total Revolving Credit Facility Amount as in effect on each day and (ii) the sum of the principal balance of all outstanding Loans and the LC Amount for each day. The Unused Line Fee shall be payable quarterly in arrears on the first (1st) day of each calendar quarter.

     2.6 Administrative Agent Fee. Borrowers shall pay Agent the annual administrative agent fee provided for in the fee letter dated April 19, 2002 among Agent, Fleet Securities, Inc. and the Company, which administrative agent fee shall be earned and nonrefundable and payable on the Closing Date and on each anniversary thereof.

     2.7 Inspection, Audit, Examination and Appraisal Expenses. Borrowers shall pay to Agent, upon demand, in connection with all inspections, audits, examinations and appraisals of Borrowers' books and records and such other matters as Agent shall deem reasonably appropriate (including matters set forth under subsection 8.1.1), all fees, costs and expenses reasonably incurred by Agent in connection with such inspections, audits, examinations and appraisals based upon standard rates (as determined by Agent and disclosed to Borrowers). Borrowers' liability for such fees, costs and expenses under this Section 2.7 ("Audit Fees") shall not exceed Seventy-Five Thousand Dollars ($75,000.00) in any calendar year (regardless of the actual number of field inspections, audits, examinations, etc. conducted); provided that the foregoing limitation on Borrowers' liability for such Audit Fees shall not apply (x) after the occurrence and during the continuation of an Event of Default or (y) at any time following a field audit the results of which were unsatisfactory to Agent in its reasonable judgment provided further that this exception to the limitation on Borrowers' liability for such Audit Fees, costs and expenses shall cease to apply if Agent shall subsequently conduct a field audit and determine, in its reasonable judgment that the results of such audit are satisfactory. Nothing in the foregoing sentence or otherwise in this Agreement shall limit the ability of Agent to conduct such inspections, audits, examinations, etc. at its own expense in accordance with the terms of subsection 8.1.1.

     2.8 Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, Agent incurs legal expenses or any other costs or out-of-pocket expenses in connection with (i) the negotiation and preparation of this Agreement or any of the other Loan Documents, or any amendment of or modification of this Agreement or any of the other Loan Documents or any sale or attempted sale of any interest herein by Agent to a new Lender, (ii) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Borrower or any other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrowers' affairs; (iv) any attempt to enforce any rights of Agent and/or any Lender against any Obligor or any other Person which may be obligated to Agent and/or any Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (v) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such reasonable legal and accounting expenses (subject to the provisions of Section 2.7) and other costs and out of pocket expenses of Agent shall be charged to Borrowers. All amounts chargeable to Borrowers under this Section 2.8 shall be Obligations secured by all of the Collateral, shall be payable on demand to Agent and shall bear interest from the date such demand is made until paid in full at the Revolving Credit Base Rate from time to time. Borrowers shall also reimburse Agent for expenses incurred by Agent in its administration of the Collateral to the extent and in the manner provided in Section 6 hereof.

     2.9 Bank Charges. Borrowers shall pay to Agent, on demand, any and all fees, costs or expenses which Agent pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrowers or any other Person on behalf of Borrowers or by Agent of proceeds of Loans made by Agent and/or any Lender to Borrowers pursuant to this Agreement and (ii) the depositing for collection, by Agent, of any check or item of payment received or delivered to Agent and/or any Lender on account of the Obligations.

     2.10 Indemnity re: LIBOR. Each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all out-of-pocket losses or expenses that Agent and/or any Lender may sustain or incur as a consequence of any prepayment or any Default by Borrowers in the payment of the principal of or interest on any LIBOR Rate Loan or failure by Borrowers to complete a borrowing of, a prepayment of, or conversion of or to a LIBOR Rate Loan after notice thereof has been given by Borrowers or such rate would otherwise be applicable pursuant to Section 2.1 hereof, including (but not limited to) any interest payable by Agent and/or any Lender to lenders of funds obtained by Agent and/or such Lenders in order to make or maintain the LIBOR Rate Loans hereunder, and any other out-of-pocket loss or expense incurred by Agent and/or any Lender by reason of the liquidation or reemployment of deposits or other funds acquired by Agent and/or such Lenders to make, continue, convert into or maintain, a LIBOR Rate Loan. Without limiting the foregoing in the event of such a prepayment of or failure by Borrower to complete a borrowing or conversion of or to a LIBOR Rate Loan, Borrowers shall pay to Agent for the ratable benefit of Lenders a "yield maintenance fee" in an amount computed as follows: the current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the LIBOR Interest Period chosen pursuant to the LIBOR Rate Loan as to which the prepayment is made, shall be subtracted from the LIBOR in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the LIBOR Interest Period chosen pursuant to the LIBOR Rate Loan as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the LIBOR Rate Loan as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to Agent for the ratable benefit of Lenders upon the prepayment of a LIBOR Rate Loan. If by reason of an Event of Default, the Obligations are declared to be immediately due and payable, then any yield maintenance fee with respect to a LIBOR Rate Loan shall become due and payable in the same manner as though the Borrowers had exercised such right of prepayment.

SECTION 3. LOAN ADMINISTRATION.

     3.1 Manner of Borrowing Revolving Credit Loans. Borrowings under the revolving credit facility established pursuant to Section 1.1 hereof shall be as follows:

     3.1.1 Loan Requests.

     (a) A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrowing Agent may give Agent written notice of Borrowers' intention to borrow, in which borrowing notice Borrowing Agent shall specify the amount of the proposed borrowing, the rate option and the proposed borrowing date, no later than 12:00 noon, Eastern time, on the proposed borrowing date for all Revolving Credit Base Rate Loans or, for a Revolving Credit LIBOR Rate Loan, no later than 11:00 A.M. Eastern time on the second (2nd) London Business Day prior to the requested borrowing date in accordance with subsection 2.1.1(a)(ii)(A), provided, however, that no such request may be made at a time when there exists an Event of Default (both prior to and after giving effect to the proposed borrowing); and (ii) the becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation. Notwithstanding anything to the contrary contained in this Agreement, as an accommodation to Borrowers, Agent may permit telephonic requests for Revolving Credit Loans and electronic transmittal of instructions, authorizations, agreements or reports to Agent by Borrowing Agent. Unless Borrowing Agent specifically directs Agent in writing not to accept or act upon telephonic or electronic communications from Borrowing Agent, Agent shall have no liability to Borrowers for any loss or damage suffered by Borrowers as a result of Agent's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent by a Specified Officer and Agent shall have no duty to verify the origin of any such communication or the authority of the person sending it, except to confirm the name of the Specified Officer.

     (b) Upon receiving a request for a Revolving Credit Loan in accordance with subsection 3.1.1(a)(i) above or upon Borrowing Agent being deemed to have made a request for a Revolving Credit Loan under subsection 3.1.1(a)(ii) above, by 12:00 noon, Eastern time, or as soon as is reasonably practicable thereafter, Agent shall notify all Lenders of the request. Each Lender shall advance its applicable Pro Rata Percentage of the requested Revolving Credit Loan to Agent by remitting immediately available federal funds to Agent pursuant to Agent's instructions prior to 2:00 P.M. Eastern time on the date of the applicable Revolving Credit Loan, regardless of any failure by any other Lender to do so. Subject to the satisfaction of the terms and conditions hereof, and receipt by Agent of the required funds from the other Lenders, Agent shall make the requested Revolving Credit Loan available to Borrowing Agent, in accordance with subsection 3.1.2, as soon as is reasonably practicable thereafter on the day the requested Revolving Credit Loan is to be made. In lieu of the foregoing, Agent may, in its discretion, fund the Pro Rata Percentage of such Revolving Credit Loan on behalf of any one or more Lenders (unconditionally and absolutely obligating such affected Lender to reimburse Agent in full on demand without deduction or setoffs for its portion of such Revolving Credit Loan, so long as Agent reasonably believed at the time such Revolving Credit Loan was made that it was made, in all material respects, in compliance with this Agreement) with a settlement of the Pro Rata Shares of Lenders on a weekly basis on the first Business Day of each week (with such settlement being calculated as of the close of business on the last Business Day of the preceding week) or under such other settlement procedures as Agent may establish from time to time.

     3.1.2 Disbursement. Borrowers hereby irrevocably authorize Agent to disburse the proceeds of each Revolving Credit Loan requested, or deemed to be requested, pursuant to this subsection 3.1.2 as follows: (i) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(a)(i) shall be disbursed by Agent in lawful money of the United States of America in immediately available funds by wire transfer to such bank account as may be agreed upon by Borrowing Agent and Agent from time to time or elsewhere if pursuant to a written direction from Borrowing Agent; and (ii) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(a)(ii) shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation.

     3.1.3 Authorization. Borrowers hereby irrevocably authorize Agent, in Agent's sole discretion, to advance to Borrowers, and to charge to Borrowers' Loan Account hereunder as a Revolving Credit Loan, a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month and to pay all costs, fees and expenses at any time owed by Borrowers to Agent and/or any Lender hereunder.

     3.1.4 Specified Officer. All requests for a Revolving Credit Loan and elections of interest rate shall be made by Borrowing Agent through a Specified Officer, and each Borrower agrees that any request so made by a Specified Officer shall be deemed made by Borrowing Agent and each Borrower.

     3.2 Payments. Except where evidenced by notes or other instruments issued or made by Borrowers to Lenders specifically containing payment provisions which are in conflict with this Section 3.2 (in which event the conflicting provisions of said notes or other instruments shall govern and control) the Obligations shall be payable as follows:

     3.2.1 Principal. Principal payable on account of Revolving Credit Loans may be prepaid at any time without penalty, subject to the requirements of Section 2.10, and shall be payable by Borrowers to Lenders immediately upon the earliest of (i) except as otherwise provided in this Agreement, during any Dominion Period, the receipt by Agent, any Lender or any Borrower of any proceeds of any of the Collateral, to the extent of said proceeds, (ii) the acceleration of the maturity and payment of the Obligations by Agent and/or Majority Lenders pursuant to Section 10 hereof, or (iii) termination of this Agreement pursuant to Section 4 hereof; provided, however, that if an Overadvance shall exist at any time, subject to the provisions of subsection 11.15(f), Borrowers shall, on demand, repay the Overadvance.

     3.2.2 Interest. Interest accrued on the Revolving Credit Loans shall be due and payable on the earliest of (i) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (ii) the occurrence of an Event of Default in consequence of which Agent elects to accelerate the maturity and payment of the Obligations or
(iii) termination of this Agreement pursuant to Section 4 hereof.

     3.2.3 Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrowers as and when provided in Section 2 hereof (or in the Fee Letter dated April 19, 2002 among Agent, Fleet Securities, Inc. and the Company) to Agent or to any other Person designated by Agent in writing.

     3.2.4 Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers to Agent and/or Lenders as and when provided in this Agreement, the Other Agreements or the Security Documents, or on demand, whichever is later.

     3.3 Mandatory Prepayments.

     3.3.1 Proceeds of Loss, Destruction or Condemnation of Collateral; Equity Offerings. If any of the Collateral is lost or destroyed or taken by condemnation, Borrowers shall pay to Agent, unless otherwise agreed by Agent, as and when received by any Borrower and as a mandatory prepayment of the Loans, a sum equal to the Net Available Proceeds (to the extent of any such outstanding Loans) received by such Borrower from such loss, destruction or condemnation. If the Company shall conduct any offering or sale (public or private) of its capital stock (whether common, preferred or otherwise), or any similar equity offering (except for any such offering or sale pursuant to any employee benefit or compensation plan for the benefit of the employees of Borrowers and/or their Subsidiaries), Borrowers shall pay to Agent, unless otherwise agreed by Agent, as and when received by the Company and as a mandatory prepayment of the Loans, a sum equal to the Net Available Proceeds (to the extent of any such outstanding Loans) received by the Company from such equity offering.

     3.3.2 Intentionally Omitted.

     3.3.3 LIBOR Rate Loans. Notwithstanding any other provision contained herein, no portion of the LIBOR Rate Loans may be repaid during a LIBOR Interest Period unless Borrowers first satisfy in full their obligations under Section
2.10 arising from such repayment.

     3.4 Application of Payments and Collections. All items of payment received by Agent by 12:00 noon Eastern time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, Eastern time, on any Business Day shall be deemed received on the following Business Day. All amounts paid in accordance with subsections 3.1.1(a)(ii) and 3.1.2(ii) shall be deemed received prior to 12:00 noon, Eastern Time, on the Business Day upon which such funds are disbursed by the Agent under subsection 3.1.2(ii). Borrowers irrevocably waive the right to direct the application of any and all payments and collections at any time or times hereafter received by Agent from or on behalf of Borrowers, and Borrowers do hereby irrevocably agree that Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations, in such manner as Agent may deem advisable, notwithstanding any entry by Agent upon any of its books and records. If as the result of collections of Accounts as authorized by subsection 6.2.6 hereof a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but shall be available to Borrowers at any time or times for so long as no Default or Event of Default exists. Agent may, at its option, offset such credit balance against any of the Obligations upon and after the occurrence of an Event of Default.

     3.5 All Loans to Constitute One Obligation. The Loans and LC Guaranties shall constitute one general joint and several Obligation of Borrowers, and shall be secured by Agent's Lien, for the ratable benefit of Lenders, upon all of the Collateral.

     3.6 Loan Account. Agent shall enter all Revolving Credit Loans as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrowers on any Obligations and all proceeds of Collateral which are finally paid to Lenders, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrowers.

     3.7 Statements of Account. Agent will account to Borrowers monthly with a statement of Loans, Letters of Credit, LC Guaranties, charges and payments made pursuant to this Agreement, and such account rendered by Agent shall be deemed final, binding and conclusive upon Borrowers unless Agent is notified by Borrowing Agent in writing to the contrary within sixty (60) days of the date each accounting is mailed to Borrowers. Such notice shall only be deemed an objection to those items specifically objected to therein.

SECTION 4. TERM AND TERMINATION

     4.1 Term of Agreement. Subject to Lenders' right to cease making Loans to Borrowers upon or after the occurrence of any Default or Event of Default, this Agreement shall be in effect for a period beginning on the date hereof and continuing through and including the fourth (4th) anniversary of the Closing Date (the "Original Term"), unless terminated as provided in Section 4.2 hereof.

     4.2 Termination.

     4.2.1 Termination by Agent. This Agreement shall terminate as of the last day of the Original Term or as of the date Agent shall terminate this Agreement upon or after the occurrence of an Event of Default according to the provisions of Section 10 hereof.

     4.2.2 Termination by Borrowers. Upon at least ten (10) days prior written notice to Agent (which shall state a termination date), Borrowers through Borrowing Agent may, at their option, terminate this Agreement; provided, however, no such termination shall be effective until Borrowers have paid all of the Obligations in immediately available funds and all Letters of Credit and LC Guaranties have expired, terminated, cancelled or have been fully cash collateralized to Agent's reasonable satisfaction. Any notice of termination given by Borrowing Agent shall be irrevocable unless all Lenders otherwise agree in writing, and neither Agent nor Lenders shall have any obligation to make any Loans or issue or procure any Letters of Credit or LC Guaranties on or after the termination date stated in such notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

     4.2.3 Termination Charges. On the effective date of termination of this Agreement for any reason (other than a termination on the last day of the Original Term), Borrowers shall pay to Agent, for the ratable benefit of Lenders, in addition to the then outstanding principal, accrued interest and other charges and Obligations owing under the terms of this Agreement and any of the other Loan Documents, as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to (x) one percent (1.00%) of the Total Revolving Credit Facility Amount if termination occurs prior to the first anniversary of the Closing Date; (y) one half of one percent (0.50%) of the Total Revolving Credit Facility Amount if termination occurs prior to the second anniversary of the Closing Date; and (z) one-quarter of one percent (0.25%) of the Total Revolving Credit Facility Amount if termination occurs prior to the third anniversary of the Closing Date. No amount shall be due under this subsection if the Total Revolving Credit Facility is terminated for any reason on or after the third (3rd) anniversary of the Closing Date.

     4.2.4 Effect of Termination. All of the Obligations shall be immediately due and payable, and the obligations and commitments of Lenders and Agent to make Loans and extentions of credit under this Agreement shall terminate, upon the date this Agreement terminates under this Section 4.2 and/or is terminated under subsection 4.2.1 and/or upon the termination date stated in any notice of termination of this Agreement given by Borrowing Agent under subsection 4.2.2, as applicable. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens, for the ratable benefit of Lenders, upon the Collateral and Agent and Lenders shall retain all of their rights and remedies under the Loan Documents notwithstanding such termination until Borrowers have paid the Obligations in full in immediately available funds, together with the applicable liquidated damages pursuant to subsection 4.2.3, if any. Notwithstanding the payment in full of the Obligations, Agent shall not be required to terminate its Liens upon the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent and/or any Lender from any Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement, executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such loss or damage; or (ii) have retained such monetary reserves and Liens upon the Collateral for such period of time as Agent, in its reasonable discretion, may deem necessary to protect Agent and Lenders from any such loss or damage.

SECTION 5. SECURITY INTERESTS

     5.1 Security Interest in Collateral. To secure the prompt payment and performance to Agent and Lenders of the Obligations and satisfaction by Borrowers of all covenants and undertakings contained in the Loan Documents, each Borrower hereby grants to Agent, for the ratable benefit of Lenders, a continuing security interest in and Lien upon all of such Borrower's Property (other than Equipment and Fixtures and any General Intangibles or insurance proceeds to the extent related to Equipment or Fixtures), whether now owned or existing or hereafter created, acquired or arising and wherever located, including without limitation the following:

     (i) Accounts (specifically including Health-Care-Insurance Receivables);

     (ii) Inventory and other Goods, and all accessions, additions, attachments, improvements; substitutions and replacements thereto and therefor;

     (iii) Chattel Paper;

     (iv) Instruments;

     (v) Documents;

     (vi) General Intangibles (specifically including Payment Intangibles and Software);

     (vii) Deposit Accounts;

     (viii) Investment Property (specifically including Certificated Securities, Security Entitlements and Uncertificated Securities) and Financial Assets (provided that the pledge of and creation of a security interest in and Lien upon any capital stock issued by a corporation organized in a jurisdiction outside the United States shall be limited to sixty-five percent (65%) of such capital stock);

     (ix) Contract Rights;

     (x) Intellectual Property;

     (xi) Money (of every jurisdiction whatsoever)

     (xii) Letter-of-Credit Rights;

     (xiii) Payment Intangibles;

     (xiv) Supporting Obligations

     (xv) All monies and other Property (other than Equipment and Fixtures and any General Intangibles or insurance proceeds to the extent related to Equipment and Fixtures) of any kind now or at any time or times hereafter in the possession or under the control of Agent or any Lender or a bailee or Affiliate of Agent or any Lender;

     (xvi) All Commercial Lockboxes, all Government Lockboxes, all Concentration Accounts, all Dominion Accounts and other accounts into which any of the Collections are deposited, all funds received thereby or deposited therein, and any checks or instruments from time to time representing or evidencing the same;

     (xvii) All accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of (i) through (xviii) above, including, without limitation, proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral; and

     (xviii) To the extent not included in the foregoing, all other personal property of any kind or description;

     together with all Proceeds, products, offspring, rents, issues, profits and returns of and or from any of the foregoing and all books and records (including without limitation customer lists, credit files, computer programs, printouts and other computer records and materials), writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying incorporating or referring to any of the foregoing, provided that to the extent that the provisions of any lease or license of Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) any assignment or grant of a security interest in any Borrower's interest therein, Agent will not enforce its security interest in such Borrower's rights under such lease or license (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon request of Agent, each Borrower will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of Agent, for the ratable benefit of Lenders, (and to Agent's enforcement of such security interest) in such rights of such Borrower under such lease or license.

     The security interest in and Lien upon the Collateral granted to Agent, for the ratable benefit of the Lenders, under this Section 5.1 shall be prior to any other Lien or security interest in the Collateral, except to the extent any such Collateral is subject to a Purchase Money Lien, a Capitalized Lease Obligation or a Lien, as shown on Schedule 8.2.5 hereof, in which case, the security interest and Lien granted to Agent, for the ratable benefit of the Lenders, under this Section shall be junior only to such a Lien (and any extension, or renewal or replacement thereof) and shall be senior to any and all other Liens on any such Property.

     5.2 Other Collateral

     5.2.1 Commercial Tort Claims. Borrowers shall promptly notify Agent in writing upon any Borrower incurring or otherwise obtaining a Commercial Tort Claim in the minimum amount of Fifty Thousand Dollars ($50,000.00) after the Closing Date against any third party and, upon request of Agent, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Agent to give Agent, for the ratable benefit of Lenders, a security interest in any such Commercial Tort Claim.

     5.2.2 Other Collateral. Borrowers shall promptly notify Agent in writing upon any Borrower's acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper and, upon the request of Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent, for the ratable benefit of Lenders, Control with respect to such Collateral; promptly notify Agent in writing upon any Borrower's acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Agent, will promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent, for the ratable benefit of Lenders, possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Agent; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, obtain an acknowledgement from the third party that it is holding the Collateral for the benefit of Agent.

     5.3 Lien Perfection; Further Assurances. Borrowers, at Agent's request, shall execute such UCC-1 financing statements as are required by the Code and such other instruments, assignments or documents as are necessary, desirable or prudent to perfect Agent's Lien upon any of the Collateral and shall take such other action permitted by applicable law as may be required to perfect or to continue the perfection of Lender's Lien upon the Collateral. Unless prohibited by applicable law, each Borrower hereby irrevocably authorizes Lender at any time prior to the termination of this Agreement pursuant to Section 4 hereof and prior to the time Agent is required to terminate its Liens in the Collateral pursuant to the provisions of Section 12.17 and the other Sections of this Agreement, to execute and/or file any such financing statements (with or without the signature of such Borrower), including, without limitation, financing statements that indicate the Collateral as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 5.1, on such Borrower's behalf in any jurisdiction which Agent shall deem necessary, prudent or desirable in order to perfect the security interest granted to Agent hereunder. Each Borrower also hereby ratifies its authorization for Agent to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof. The parties agree that a photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Agent's request, Borrowers shall also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements deemed necessary, prudent or desirable by Agent to give effect to or carry out the terms or intent of the Loan Documents including appropriate landlord's waivers as reasonably requested by Agent.

SECTION 6. COLLATERAL ADMINISTRATION

     6.1 General.

     6.1.1 Location of Inventory. All Inventory, other than Inventory in transit: (i) will at all times be kept by Borrowers at one or more of the business locations set forth in

Exhibit 6.1.1 hereto and at such new locations which Borrowers may hereafter establish (if and only if Borrowers provide Agent, not less than forty-five (45) days prior to delivery of any Collateral to such new location, with written notice thereof and, provided that, prior to delivery of any Collateral to such new location Borrowers will take all actions relative to such location as Agent may reasonably require under Section 5.3 hereof), and (ii) shall not, without the prior written notice required by the preceding clause (i) having been given, be otherwise moved from any such location set forth on Exhibit 6.1.1 or new location except, prior to an Event of Default and Agent's acceleration of the maturity of the Obligations in consequence thereof, for (A) sales or rental of Inventory in the ordinary course of business, (B) removals in connection with returns thereof to vendors and (C) movements to other locations listed on
Exhibit 6.1.1. Except as shown on Exhibit 6.1.1, no Inventory is stored with a bailee, warehouseman or similar party, nor is any Inventory consigned to any Person. Notwithstanding anything to the contrary contained in this Agreement, Borrowers may (x) keep Inventory at business locations not listed on Exhibit
6.1.1 and (y) store Inventory or maintain consignment Inventory with a third person at a site not listed on Exhibit 6.1.1 if and only if the aggregate fair market value of the Inventory kept stored or maintained at any such individual business location or site may does exceed Fifty Thousand Dollars ($50,000.00).

     6.1.2 Insurance of Collateral. Borrowers shall maintain and pay for insurance upon all Collateral wherever located and with respect to each Borrower's business, covering casualty, hazard, public liability and such other risks in such amounts and with insurance companies and such deductibles as would be maintained by a prudent operator in the same business as such Borrower and as are reasonably satisfactory to Agent. Borrowers shall deliver certified copies of such policies to Agent with satisfactory lender's loss payable and/or additional insured endorsements, naming Agent, for the ratable benefit of Lenders, as lender's loss payee, assignee and/or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interests of Agent and the Lenders shall not be impaired or invalidated by any act or neglect of Borrowers or the owner of the Collateral or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If Borrowers fail to provide and pay for such insurance, Agent may, at its option, but shall not be required to, procure the same and charge Borrowers therefor. Borrowers agree to deliver to Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

     6.1.3 Protection of Inventory. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Inventory, any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Inventory or in respect of the sale thereof shall be borne and paid by Borrowers. If Borrowers fails to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge Borrowers therefor. Neither Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Inventory or for any loss or damage thereto (except for reasonable care in the custody thereof while any Inventory is in Agent's or any Lender's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at Borrowers' sole risk.

     6.2 Administration of Accounts.

     6.2.1 Records, Schedules and Assignments of Accounts. Each Borrower shall keep accurate and complete records of the Accounts of such Borrower and all payments and collections thereon and shall submit to Agent on such periodic basis as Agent shall reasonably request a sales and collections report for the preceding period, in form satisfactory to Agent. On or before the thirtieth
(30th) day of each month from and after the date hereof, Borrowers shall deliver to Agent, in form reasonably acceptable to Agent, a detailed aged trial balance of all Accounts of Borrowers existing as of the last day of the preceding month, specifying the names, addresses and book value for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and, upon Agent's request therefor, copies of proof of delivery of inventory and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Agent shall reasonably request. In addition, if at any time any Account with a book value in excess of Two Hundred Thousand Dollars ($200,000.00) that was represented as an Eligible Account on the immediately preceding Borrowing Base Certificate becomes ineligible because it falls within one of the specified categories of ineligibility set forth in the definition of Eligible Accounts, Borrowers shall notify Agent of such occurrence no later than the third (3rd) Business Day following such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. If requested by Agent, each Borrower shall execute and deliver to Agent, for the ratable benefit of Lenders, formal written assignments of all of its Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.

     6.2.2 Discounts, Allowances, Disputes. If any Borrower grants any discounts, allowances or credits that are not reflected in the book value for the Account involved, Borrowers shall report such discounts, allowances or credits, as the case may be, to Agent as part of the next required Schedule of Accounts. If any amounts under any one or more Account(s) due and owing in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) becomes disputed between any Borrower and any Account Debtor (other than refusals to pay based on technical discrepancies which are curable in the ordinary course of business), and such Account(s) were represented as Eligible Account(s) on the immediately preceding Borrowing Base Certificate, Borrowers shall provide Agent with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy. Upon and after the occurrence and during the continuance of an Event of Default, Agent shall have the right to settle or adjust all disputes and claims (other than claims arising solely on a technical basis in Borrowers' ordinary course of business) directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as Agent may deem advisable, and to charge the deficiencies, costs and expenses thereof, including attorney's fees, to Borrowers.

     6.2.3 Taxes. If an Account includes a charge for any tax payable to any governmental taxing authority that remains unpaid, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of the applicable Borrower and to charge Borrowers therefor, provided, however, that Agent shall not be liable for any taxes to any governmental taxing authority that may be due by any Borrower.

     6.2.4 Account Verification. Whether or not an Event of Default has occurred, any of Agent's officers, employees or agents shall have the right in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise during normal business hours and consistent with Agent's customary practices. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

     6.2.5 Maintenance of Accounts.

     (i) Borrowers shall maintain all of their Lockbox Accounts, Concentration Accounts and Dominion Accounts with Bank or with another financial institution reasonably acceptable to Agent (any such financial institution, including, for this purposes, Bank, a "Depository Bank"). Exhibit 6.2.5 sets forth a complete listing of all Lockbox Accounts (specifying which are Government Lockboxes and which are Commercial Lockboxes) and Concentration Accounts (specifying if any Concentration Accounts are also Lockbox Accounts, and if so, if they are Government Lockboxes or Commercial Lockboxes). Either (x) within thirty (30) days of the Closing Date (with respect to any Lockbox Account or Concentration Account existing on the Closing Date) or (y) prior to the establishment of any new Lockbox Account or Concentration Account, Borrowers shall enter into a tri-party account agreement (each a "Control Agreement") to be executed among the applicable Borrower(s), Agent and the applicable Depository Bank with respect to each such Lockbox Account and each such Concentration Account. Each such Control Agreement shall provide that until Agent shall have given written notice to the applicable Depository Bank according to the provisions of such Control Agreement that a Dominion Triggering Event has occurred, the applicable Borrower(s) shall have complete control and authority over the applicable Lockbox Account or Concentration Account. Each such Control Agreement shall further provide that upon the occurrence of a Dominion Triggering Event, Agent shall have the right to give notice to the applicable Depository Bank of the occurrence of such a Dominion Triggering Event, and that after the giving of such a notice of a Dominion Triggering Event (a "Dominion Triggering Effective Notice") by Agent to such Depository Bank, all rights of the applicable Borrower(s) to have control and/or authority over the applicable Lockbox Account or Concentration Account and/or to give instructions directing the disposition or withdrawal of funds in the applicable Lockbox Account or Concentration Account shall terminate, and that thereafter Agent shall have sole and complete control and authority over and the sole and complete right to give instructions directing the disposition or withdrawal of funds in the applicable Lockbox Account or Concentration Account, all without the further consent of any Borrower. Each such Control Agreement shall also provide that, after the giving by Agent of a Dominion Triggering Effective Notice, all funds on deposit in the applicable Lockbox Account or Concentration Account shall be swept to the Dominion Account on a daily basis unless Agent shall direct otherwise. Notwithstanding anything to the contrary in any of the foregoing or otherwise in this Agreement, the Control Agreement with respect to each Government Lockbox shall provide that upon ten (10) Business Days prior notice to the applicable Depository Bank and Agent, the applicable Borrower(s) may revoke any Dominion Triggering Effective Notice given by Agent to such Depository Bank, and that upon such revocation, Agent shall no longer have any rights of control or authority over or rights to give instructions regarding the disposition or withdrawal of funds in such Government Lockbox and the applicable Borrower(s) shall regain and thereafter have the same rights of control and authority over such Government Lockbox as such applicable Borrowers had prior to the giving of the Dominion Triggering Effective Notice. The revocation by any Borrower(s) of a Dominion Triggering Notice sent by Agent with respect to any Government Lockbox shall be an Event of Default under this Agreement. Any period of time after the giving by Agent of such Dominion Triggering Effectiveness Notices with respect to the Lockbox Accounts and Concentration Account and prior to the rescission of such Dominion Triggering Effectiveness Notices by Agent pursuant to the provisions of paragraph (ii) below shall be referred to as a "Dominion Period". A "Dominion Triggering Event" shall mean either (a) a request by Borrowers through Borrowing Agent pursuant to Section 3.1.1(a)(i) for a Revolving Credit Loan under the Revolving Credit Loan Facility or (b) the occurrence of an Event of Default hereunder. All funds deposited in the Dominion Account shall automatically be applied to the Obligations as of the date good funds are deposited in the Dominion Account, provided that such good funds are deposited by 12:00 noon, Eastern time, or, if such funds are deposited after 12:00 noon, Eastern time, on the following Business Day. All funds deposited in the Dominion Account shall immediately become the property of Agent, for the ratable benefit of Lenders. Agent assumes no responsibility for such arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Notwithstanding anything to the contrary contained in any of the foregoing, if at any time Agent shall determine, in its reasonable good faith judgment, which determination shall be reached in consultation with the Company and its counsel, upon the request for such a determination by Borrowers, that compliance by Borrowers or any one or more of them with the provisions of this subsection 6.2.5 and/or the exercise by Agent of its rights under this subsection 6.2.5 would violate any Medicare or Medicaid regulations, Agent shall, on behalf of itself and the Lenders, agree to such modifications and amendments of the provisions of this paragraph as Agent, in its reasonable good faith judgment, shall determine to be necessary to comply with all Medicare and Medicaid regulations while still protecting and perfecting as far as possible Agent's Lien in the Proceeds of the Accounts of Borrowers.

     (ii) If at any time after the occurrence of a Dominion Triggering Event and the giving of Dominion Triggering Effectiveness Notices by Agent with respect to the Lockbox Accounts and Concentration Accounts in consequence thereof, (a) either Borrowers shall have repaid all of the outstanding Revolving Credit Loans requested by Borrowing Agent and/or the triggering Event of Default shall have been waived or cured in accordance with the provisions of this Agreement, (b) sixty (60) days shall have elapsed since the later of such repayments and/or waiver or cure and (c) during such sixty (60) day period, no other Revolving Credit Loans shall have been requested by Borrowing Agent and no other Event of Default shall have occurred, then Agent shall give a written notice to the applicable Depository Bank (each a "Dominion Rescission Notice") with respect to each Lockbox Account and Concentration Account rescinding the Dominion Triggering Effectiveness Notice given as to each such account. Each Control Agreement shall provide that, upon the giving of such a Dominion Rescission Notice, Agent shall no longer have any rights of control or authority over or rights to give instructions regarding the disposition or withdrawal of funds in the applicable

Lockbox Account or Concentration Account and that the applicable Borrower(s) shall regain and thereafter have the same rights of control and authority over such applicable Lockbox Account or Concentration Account as such applicable Borrower(s) had prior to the giving of the Dominion Triggering Effective Notice. The giving of Dominion Rescission Notices by Agent in accordance with the terms of this paragraph (ii) shall not prevent Agent from giving Dominion Triggering Effectiveness Notices at any time thereafter in accordance with the provisions of paragraph (i) above. Notwithstanding anything to the contrary contained in this paragraph (ii) or otherwise in this Agreement, Agent shall not be required to give Dominion Rescission Notices more than three (3) times in any calendar year.

     (iii) Notwithstanding anything to the contrary contained in paragraph (i) above or otherwise in this Agreement, Borrowers may, for so long as Borrowers shall reasonably determine is necessary, continue to maintain the certain lockbox accounts at The Chase Manhattan Bank referenced on Exhibit 6.2.5 for the purpose of collecting payments on Accounts directed to such Lockbox Accounts by the applicable Obligors (provided that Borrowers shall continue to comply with the provisions of subsection 6.2.6). During any Dominion Period, Borrowers shall instruct Chase Manhattan Bank to transfer all funds on deposit in such Chase lockbox accounts to the Dominion Account on a daily basis.

     (iv) Borrowers agree that as soon as reasonably practicable, but in any event within sixty (60) days of the Closing Date, Borrowers shall instruct all Obligors on any Government Accounts to remit payments to the Government Lockboxes. Borrowers further agree that they shall use commercially reasonable efforts to cause such Obligors to comply with such instructions.

     6.2.6 Collection of Accounts, Proceeds of Collateral. To expedite collection, each Borrower shall use commercially reasonable efforts to make collection of its Accounts. Each Borrower covenants that it shall direct all its Account Debtors to remit all payments with respect to any and all Accounts to the Commercial Lockboxes and the Government Lockboxes with the applicable Depository Bank(s), as applicable, and that any and all remittances received by such Borrower with respect to any and all Accounts shall immediately be deposited in kind in the Commercial Lockbox(es) or Government Lockbox(es), as applicable. Each Borrower covenants that it shall cause all funds in all Lockbox Accounts to be transferred to an appropriate Concentration Account(s) on a daily basis, provided that any funds which are deposited into the Lockbox Accounts after the time of the daily transfer will be transferred into the Concentration Account as of the next Business Day. At all times during a Dominion Period, and subject to and to the extent consistent with Medicare and Medicaid regulations, all remittances received by any Borrower with respect to Accounts, together with the proceeds of any other Collateral, shall be held as Lenders' property separate and segregated from such Borrower's other funds by such Borrower as trustee of an express trust for Lenders' ratable benefit and such Borrower shall immediately deposit same in kind in the Concentration Account(s). To the extent consistent with Medicare and Medicaid regulations, Agent retains the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors that Accounts have been assigned to Agent, for the ratable benefit of Lenders, and to collect Accounts directly in its own name and to charge the collection costs and expenses, including attorneys' fees, to Borrowers.

     6.3 Administration of Inventory.

     6.3.1 Records and Reports of Inventory. Borrowers shall keep accurate and complete records of the Inventory of Borrowers. Borrowers shall furnish Agent with Inventory reports in form and detail reasonably satisfactory to Agent at such time as Agent may require. Borrowers shall conduct a physical inventory no less frequently than annually and shall provide to Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as Agent shall reasonably request.

     6.3.2 Returns of Inventory. If at any time or times hereafter any Account Debtor returns any Inventory to any Borrower the shipment of which generated an Account on which such Account Debtor is obligated in excess of One Hundred Thousand Dollars $100,000.00, Borrowers shall immediately notify Agent of the same, specifying the reason for such return and the location, condition and intended disposition of the returned Inventory.

     6.4 Administration of Equipment.

     6.4.1 Records and Schedules of Equipment. Borrowers shall keep accurate records itemizing and describing the kind, type, quantity and value of the Equipment of Borrowers and shall furnish Agent with a current schedule containing the foregoing information on an annual basis and, after the occurrence and during the continuance of an Event of Default, more often if reasonably requested by Agent. Immediately on request therefor by Agent, Borrowers shall deliver to Agent appropriate evidence of ownership, if any, of any of the Equipment.

     6.4.2 Intentionally Omitted.

     6.5 Payment of Charges. All amounts chargeable to Borrowers under Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the Revolving Credit Base Rate.

SECTION 7. REPRESENTATIONS AND WARRANTIES

     7.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make Loans hereunder, each Borrower warrants, represents and covenants to Agent and Lenders that:

     7.1.1 Organization and Qualification. Except as set forth on Exhibit 7.1.1, each Borrower and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Borrower and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each state or jurisdiction listed on Exhibit 7.1.1 hereto and in all other states and jurisdictions in which the failure of such Borrower or any of its Subsidiaries to be so qualified would have a Material Adverse Effect.

     7.1.2 Corporate Power and Authority. Each Borrower and each of its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the shareholders of such Borrower or any of its Subsidiaries; (ii) contravene such Borrower's or any of its Subsidiaries' charter, articles or certificate of incorporation or by-laws; (iii) violate, or cause such Borrower or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to such Borrower or any of its Subsidiaries; (iv) result in a breach of or constitute a default in any material respect under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which such Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by such Borrower or any of its Subsidiaries.

     7.1.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Borrower and each of its Subsidiaries, enforceable against such Borrower and each of its Subsidiaries in accordance with its respective terms.

     7.1.4 Capital Structure. Exhibit 7.1.4 hereto states (i) the correct name of each Borrower and of each of the Subsidiaries of such Borrower, its jurisdiction of incorporation and the percentage of its Voting Stock owned by such Borrower, (ii) the name of each Borrower's corporate or joint venture Affiliates and the nature of the affiliation, (iii) the number, nature and holder of all outstanding Securities of each Borrower (provided that the holders of the Securities of the Company (other than such holders that are Affiliates) need not be listed) and each Subsidiary and (iv) the number of authorized, issued and treasury shares of each Borrower and each Subsidiary. Each Borrower has good title to all of the shares it purports to own of the stock of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such shares have been duly issued and are fully paid and non-assessable. Except as set forth in Exhibit 7.1.4, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Securities or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of any Borrower or any of its Subsidiaries. Except as set forth in Exhibit 7.1.4, there are no outstanding agreements or instruments binding upon any of any Borrower's shareholders relating to the ownership of its shares of capital stock.

     7.1.5 Corporate Names. Neither any Borrower nor any of its Subsidiaries has been known as or used any corporate, fictitious or trade names since May 1, 1997, except those listed on Exhibit 7.1.5 hereto. Except as otherwise set forth on Exhibit 7.1.5 since May 1, 1997, neither any Borrower nor any of its Subsidiaries has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person. Each Borrower's and each Subsidiary's state(s) of incorporation or organization, Type of Organization and

Organizational I.D. Number is set forth on Exhibit 7.1.5, and the exact legal name of each Borrower and each Subsidiary is set forth on Exhibit 7.1.5.

     7.1.6 Business Locations; Agent for Process. The chief executive office and other places of business of each Borrower and each of its Subsidiaries are as listed on Exhibit 7.1.6 hereto. During the preceding one-year period, neither any Borrower nor any of its Subsidiaries has had an office, place of business or agent for service of process other than as listed on Exhibit 7.1.6(a).

     7.1.7 Title to Properties; Priority of Liens. Each Borrower and its Subsidiaries has good and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its personal Property other than Collateral, including good leasehold title with respect to Property leased from others, in each case, free and clear of all Liens except Permitted Liens. Each Borrower has paid or discharged all lawful claims which, if unpaid, might become a Lien against such Borrower's real and personal Property that is not a Permitted Lien. The Liens granted to Agent under Section 5 hereof, if properly perfected, are first priority Liens, subject only to Permitted Liens.

     7.1.8 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect to any Account or Accounts. Unless otherwise indicated in writing to Agent, with respect to all Accounts:

     (i) the Accounts are genuine and in all respects what they purport to be, and are not evidenced by judgments;

     (ii) the Accounts arise out of completed, bona fide sales and deliveries of goods or renditions of services by Borrowers in the ordinary course of Borrowers' business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between the respective Borrower and the respective Account Debtor;

     (iii) the Accounts are for liquidated amounts maturing as stated in the respective invoices covering such sales or renditions of services, copies of which have been furnished or are available to Agent;

     (iv) such Accounts, and Agent's security interest therein, are not, and will not (by voluntary act or omission of any Borrower) be with the passage of time, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition except for (a) disputes resulting in returned goods where the amount in controversy is deemed by Agent to be immaterial, and (b) (for Accounts that are not Eligible Accounts) Permitted Liens, and the Accounts are absolutely owing to Borrowers and are not contingent in any respect or for any reason;

     (v) No Borrower has made any agreement with any Account Debtor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, except (x) discounts or allowances or offsets which are granted by such Borrower in the ordinary course of its business or consistent with industry practices for prompt payment and (y) payment arrangements with respect to Accounts, provided that the aggregate amount of the portions of such Accounts subject to such payment arrangements at any given time do not exceed One Million Dollars ($1,000,000.00), and such arrangements are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Schedules of Accounts submitted to Agent pursuant to subsection
6.2.1 hereof;

     (vi) to Borrowers' knowledge, there are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or (other than with respect to discounts or allowances granted by Borrowers in the ordinary course of business) tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Agent with respect thereto;

     (vii) to Borrowers' knowledge, each Account Debtor thereunder (A) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (B) each such Account Debtor is Solvent; and

     (viii) except as set forth on Exhibit 7.1.8, to Borrowers' knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which could reasonably be expected to result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account.

     7.1.9 Equipment. To Borrowers' knowledge, the Equipment is in good operating condition and repair in all material respects, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear excepted, provided, however, that the foregoing will not obligate any Borrower or any of its Subsidiaries to repair any Equipment which in such Borrower's or such Subsidiary's reasonable business judgment is obsolete or no longer used or useful by such Borrower in the ordinary course of its business.

     7.1.10 Financial Statements; Fiscal Year.

     (a) The Consolidated balance sheets of the Company and its Consolidated Subsidiaries described therein (including the accounts of all Subsidiaries of the Company for the respective periods during which a Subsidiary relationship existed) as of December 30, 2001, and the related statements of income, changes in stockholders' equity, and cash flow for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly in all material respects the financial position(s) of Borrowers and such Persons at such dates and the results of Borrowers' operations for such periods. Since December 30, 2001 there has been no material adverse change in the condition, financial or otherwise, of Borrowers and such other Persons as are shown on the financial statements described in the previous sentence and no change in the aggregate value of Equipment and real Property owned by Borrowers or such other Persons, except changes in the ordinary course of business, none of which individually or in the aggregate has/have been materially adverse, and changes due to the consummation of the SPS Sale. The fiscal year of the Company and its Subsidiaries ends on the Sunday nearest to December 31 of each year.

     (b) The 10-Q for the fiscal quarter ended March 31, 2002 of the Company filed with the Securities and Exchange Commission and the financial statements set forth therein has been prepared in accordance with GAAP and fairly presents in all material respects the assets and liabilities of the Company and its Consolidated Subsidiaries as of that date. The unaudited pro forma consolidated financial statements of the Company and its Consolidated Subsidiaries for the Home Health Care Business on a stand-alone basis as of March 31, 2002 for the fiscal quarter of the Company and its Consolidated Subsidiaries ending as of such date, and related balance sheet, profit and loss statement and statement of cash flows, (the "Pre-Closing Home Health Care Statements"), have been prepared in accordance with GAAP and present fairly in all material respects the results of the Home Health Care Business for such period. Since March 31, 2002 there has been no material adverse change with respect to the Home Health Care Business, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

     7.1.11 Full Disclosure. The Pre-Closing Financial Statements do not, nor does this Agreement or any other written statement of any Borrower to Agent and/or any Lender, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact known to Borrowers which Borrowers have failed to disclose to Agent in writing which materially affects adversely or, so far as Borrowers can now reasonably foresee, will materially affect adversely the Properties, business, profits or condition (financial or otherwise) of any Borrower or the ability of any Borrower or its Subsidiaries to perform their Obligations as contained in this Agreement or the other Loan Documents.

     7.1.12 Solvent Financial Condition. Both before and after giving effect to the execution of this Agreement and the other Loan Documents and to the making of each and every Revolving Credit Loan and the issuance of each and every Letter of Credit and LC Guaranty, each Borrower, considered individually, and all Borrowers and all Subsidiary Guarantors, taken as a whole, is/are and shall be Solvent.

     7.1.13 Surety Obligations. Except as set forth on Exhibit 7.1.13, neither any Borrower nor any of its Subsidiaries is obligated as guarantor, surety or indemnitor under any surety or similar bond or other contract issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person, except as would be permitted under the provisions of subsection 8.2.3.

     7.1.14 Taxes. The federal tax identification number of each Borrower and each of its Subsidiaries is shown on Exhibit 7.1.14 hereto. Each Borrower and its Subsidiaries has filed all material federal, state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges that are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings and Borrowers maintains reasonable reserves on their books therefor or would not, individually or in the aggregate, have a Material Adverse Effect. The provision for taxes on the books of Borrowers and their Subsidiaries are adequate for all years not closed by applicable statutes, and for its current fiscal year.

     7.1.15 Brokers. There are no claims against any Borrower for brokerage commissions, finder's fees or investment banking fees in connection with the SPS Sale or the establishment of the credit facility contemplated by this Agreement.

     7.1.16 Patents, Trademarks, Copyrights and Licenses. Each Borrower and its Subsidiaries own or possess all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of its business without any known conflict with the rights of others. All such patents, trademarks, service marks, tradenames, copyrights, licenses and other similar rights are listed on Exhibit 7.1.16 hereto.

     7.1.17 Governmental Consents. Each Borrower and its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to have or be in good standing would not have a Material Adverse Effect.

     7.1.18 Compliance with Laws. Each Borrower and its Subsidiaries and their respective Properties, business operations and leaseholds are in compliance with the provisions of all federal, state and local laws, rules and regulations applicable to it, its Properties or the conduct of its business except where the failure to be in compliance would not have a Material Adverse Effect, and there have been no citations, notices or orders of noncompliance issued to any Borrower or any of its Subsidiaries under any such law, rule or regulation which have not been remedied except where noncompliance would not have a Material Adverse Effect. Each Borrower and its Subsidiaries have established and maintain an adequate monitoring system to insure that they remain in compliance with all federal, state and local laws, rules and regulations applicable to it. No Inventory has been produced by any Borrower or any of its Subsidiaries in violation of the Fair Labor Standards Act (29 U.S.C. ss. 201 et seq.), as amended, except for any violation which would not have a Material Adverse Effect.

     7.1.19 Restrictions. Neither any Borrower nor or any of its Subsidiaries is a party or subject to any contract, agreement, or charter or other corporate restriction, which materially and adversely affects its business or the use or ownership of any of its respective Properties. Neither any Borrower nor any of its Subsidiaries is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness.

     7.1.20 Litigation. Except as set forth on Exhibit 7.1.20 hereto, there are no actions, suits or proceedings pending, or, to the knowledge of Borrowers, threatened, nor, to the knowledge of Borrowers, are there any investigations pending, against any Borrower or any of its Subsidiaries, or the business, operations or Properties of such Borrower or any of its Subsidiaries which, either individually or in the aggregate could have a Material Adverse Effect or could materially and adversely affect the rights of Agent and/or Lenders hereunder. Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, Exhibit 7.1.20 lists all such actions, suits, proceedings or investigations which have been instituted by any Government Authority in connection with healthcare-related laws, rules or regulations. Neither any Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal.

     7.1.21 No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or any Borrower's performance hereunder, constitute a Default or an Event of Default. Neither any Borrower nor any of its Subsidiaries is in default, and no event has occurred and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default in the payment of any Indebtedness to any Person for Money Borrowed.

     7.1.22 Leases. Exhibit 7.1.22(a) hereto is a complete listing of all Capitalized Lease Obligations of each Borrower and its Subsidiaries and Exhibit 7.1.22(b) hereto is a complete listing of all Operating Leases (except for any Operating Leases with annual payments due under the respective Leases of less than Twenty-Five Thousand Dollars ($25,000.00)) of each Borrower and its Subsidiaries. Each Borrower and each Subsidiary is in full compliance in all material respects with all of the terms of each of its respective Capitalized Lease Obligations and Operating Leases listed in said exhibits.

     7.1.23 Pension Plans. Except as disclosed on Exhibit 7.1.23 hereto, neither any Borrower nor any of its Subsidiaries has any Plan. Each Borrower and its Subsidiaries are in compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except where the effect of such noncompliance would not have a Material Adverse Effect. No fact or situation that could result in a material adverse change in the financial condition of any Borrower exists in connection with any Plan. Neither any Borrower nor its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

     7.1.24 Trade Relations. There exists no actual or, to Borrowers' knowledge, threatened termination, cancellation or limitation of, or any modification or adverse change in, the business relationship between any Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of such Borrower, and/or with any Material Payor or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially affect adversely any Borrower or prevent any Borrower or any of its Subsidiaries from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

     7.1.25 Labor Relations. Neither any Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of any Borrower's or any of its Subsidiaries' employees, or, to Borrowers' knowledge, threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

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


     7.1.26 Healthcare Representations and Warranties.

     (a) Each Borrower owns or leases and operates facilities to provide health care services and (i) maintains Medicare and Medicaid provider status and is the holder of the provider identification numbers identified on Exhibit 7.1.26(a) hereto, all of which are current and valid (except for any provider identification numbers which may have inadvertently and temporarily ceased to be current or valid due to technical reasons (and not for cause) and which, individually or in the aggregate, would not have a Material Adverse Effect or materially and adversely affect any rights of Agent and/or Lenders hereunder, provided that Borrowers, promptly upon learning of any such situation with respect to any provider identification number, shall correct all such technical problems and have any such provider identification number or similar substitute number reinstated or issued as current and valid) and, except as set forth on
Exhibit 7.1.26(a) hereto, Borrowers have not allowed, permitted, authorized or caused any other Person to use any such provider identification number; (ii) has obtained all material licenses, accreditations and approvals of governmental authorities and all other Persons necessary for each Borrower to own its assets, to carry on its business, to execute, deliver and perform the Loan Documents, and to receive payments from the Obligors; and (iii) is in compliance, except where the effect of such noncompliance would not result in a Material Adverse Effect, with all laws, rules, regulations, orders, decrees and directions of any Government Authority (including, without limitation, the Medicare Act, the rules and regulations of CMMS under the Medicare Act, and the applicable Medicaid laws) applicable to the Accounts or any contracts relating thereto, or applicable to such Borrower's business and properties, a violation of which would or could materially and adversely affect such Borrower's ability to carry out its Obligations hereunder with respect to the Accounts. In addition, no Borrower has not been notified by any such Governmental Authority or other person during the immediately preceding 24 month period that such party has rescinded or not renewed, or intends to rescind or not renew, any such license or approval.

     (b) The Medicaid and Medicare cost reports of each facility and of the home office of each Borrower for all cost reporting periods have been submitted when and as required to (i) as to Medicaid, the state agency, or other CMMS-designated agent or agent of such state agency, charged with such responsibility or (ii) as to Medicare, the Medicare intermediary or other CMMS-designated agent charged with such responsibility. Each Borrower's cost reports do not indicate and no audit has resulted in any final determination that any Borrower was overpaid for Medicaid and Medicare by One Million Dollars ($1,000,000.00) or more in any of the most recent three fiscal years covered by such audit.

     (c) With respect to all Accounts, as of the date each such Account is created and included as an Eligible Account by Agent, on behalf of and for the benefit of Lenders:

     (i) All documents and agreements relating to the Accounts requested by Agent have been delivered to Agent with respect to such Accounts and such documents are true and correct in all material respects, each Borrower has timely and properly billed the applicable Obligors of the Accounts (except where supporting claim documents must be forwarded to any Obligor before a bill may be submitted in which case such Borrower shall promptly complete documentation and billing of such Obligors), and each Borrower has delivered or caused to be delivered to such Obligors all material Obligor requested supporting claim documents with respect to such Accounts including all material documentation required by the applicable Obligors for payment on the Accounts, and the statutory period for issuing an explanation of benefits ("EOB") in connection with such Accounts have not expired; all information set forth in the bills and supporting claim documents submitted to Obligors with respect to the Accounts is true, complete and correct in all material respects, and, if additional information is requested by any Obligor in connection therewith, each Borrower will promptly provide the same and, if necessary, will rebill or, if requested by the primary servicer (if other than such Borrower) cooperate with such servicer(s) to rebill any such Account;

     (ii) The Accounts are exclusively owned by Borrowers, and there is no security interest in or lien against the Accounts in favor of any third party other than Agent, nor is there any recording or filing against any Borrower, as debtor, covering or purporting to cover any interest of any kind in the Accounts, except as has been or will be released or terminated by each party holding such adverse interest in the Accounts prior to or concurrently with the initial Loan made by Agent and Lenders to Borrowers. Borrowers shall defend the first priority security interest of Agent, on behalf of Lenders, in all Accounts against the claims of all persons claiming any interest adverse to Agent and Lenders. With respect to any Government Accounts the rights transferred to Agent in connection with this Agreement do not include the right to claim payment in Agent's name from the applicable Obligor or the right to direct such Obligor to remit payment directly to Agent except as permitted by applicable laws and regulations governing such Accounts;

     (iii) The Accounts (A) are payable in full by the Obligor identified by Borrowers as being obligated with respect to such Account, (B) are denominated and payable only in lawful currency of the United States, and (C) are "accounts" within the meaning of the Uniform Commercial Code of the state in which each Borrower is incorporated or organized and are not evidenced by an instrument or chattel paper; and there are no Obligors other than the applicable Obligors identified by Borrowers in its reports to Agent as the Obligors primarily liable on the Accounts;

     (iv) No Borrower has any guaranty of, letter of credit providing credit support for, or collateral security for, the Accounts, other than any such guaranty, letter of creditor or collateral security as has been assigned to Agent, and any such guaranty, letter of credit or collateral security is not subject to any Lien in favor of any other person;

     (v) To Borrowers' knowledge and belief the goods or services provided and creating the Accounts were received by the respective Patient or Obligor, as applicable;

     (vi) Where required by applicable law or contract, the fees charged for the goods or services constituting the basis for the Accounts are (a) consistent with the usual, customary and reasonable fees charged by other similar medical service providers or providers of similar goods and services, as applicable, in the applicable Borrower's community or the community in which the respective Patient, resides or is located, whichever is less, of the same or similar service by the applicable Borrower or (b) pursuant to negotiated fee contracts, or imposed fee schedules, with or by the applicable Obligors;

     (vii) No action by Borrowers other than the execution and delivery of this Agreement and the other Loan Documents, the issuance and delivery of any required Obligor notices (in a form approved by Agent) and the filing of UCC financing statements in the State in which each applicable Borrower is incorporated or organized, is required to perfect the first priority security interest of Agent in the Accounts, and all such actions have been or will be accomplished no later than the date of the initial Loan advance by Agent, on behalf of and for the ratable benefit of Lenders;

     (viii) The Accounts comply, in all material respects which would affect the timely collectibility of such Accounts, with all laws and regulations applicable thereto;

     (ix) Any insurance policy, contract or other instrument obligating any respective Obligor to make payment with respect to the Accounts, except with respect to Governmental Accounts, does not contain any provision prohibiting the transfer of such payment obligation from a Patient to the applicable Borrowers;

     (x) Fees for services or goods which are subject to limitations imposed by worker's compensation regulations or by contracts for reimbursement from the related Obligor do not exceed the limitations imposed thereunder, and the Accounts for which the fees are so restricted have been clearly identified to Agent as being subject to such restriction;

     (xi) There are no Obligors, other than as designated by Borrowers, that are primarily liable on the Accounts;

     (xii) Except as set forth on Exhibit 7.1.26(c), there are no proceedings or investigations in which any Borrower is named as party or any other proceedings or investigation ending or threatened before any Government Authority or any arbitration or similar proceedings under any contract (a) asserting the invalidity of any of the Accounts or any contracts related thereto, (b) seeking the payment of any of the Accounts or any contract related thereto, or (c) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of any of the Accounts or any contracts related thereto which, either individually or in the aggregate could have a Material Adverse Effect or could materially and adversely affect the rights of Agent and/or Lenders hereunder. Notwithstanding anything to the contrary contained in the foregoing, Exhibit 7.1.26(c) lists all such proceedings or investigations which have been instituted by any Government Authority in connection with healthcare related laws, rules or regulations;

     (xiii) None of the Accounts or contracts related thereto contravene in any material respect any federal, state or local law, rule or regulation applicable thereto (including, without limitation, the Medicare Act and the rules and regulations of CMMS under the Medicare Act and laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no party to such related contract, to Borrowers' knowledge, is in violation of any such law, rule or regulation in any material respect;

     (xiv) All descriptions of the Accounts provided to Agent on behalf of Borrowers remain true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the descriptions of or statements made therein not misleading.

     If a breach of any of the representations or warranties contained herein relating to a Account may, in the reasonable opinion of Agent, have a material adverse effect upon the validity, legality or collectibility of such Account then, such Account shall no longer be deemed, an "Eligible Account", as defined in Appendix A herein.

     7.1.27 Operations and Accounts Receivable. No direct or indirect Subsidiary of the Company conducts any business operations (except for the business of being a holding company) or owns any Property (except for the capital stock of another corporation) or generates or owns any Accounts other than those Subsidiaries which are a party to this Agreement as a Borrower or a Subsidiary Borrowing Corporation.

     7.1.28 Cash Management. All funds and remittances received by each Borrower with respect to any Accounts are received into or immediately deposited by such Borrower into an applicable Lockbox Accounts or Concentration Account(s) listed on Exhibit 6.2.5, and all funds deposited in Borrowers' Lockbox Accounts are transferred to Borrowers' Concentration Account(s) on a daily basis, provided that any funds which are deposited into the Lockbox Accounts after the time of the daily transfer are transferred into the Concentration Account as of the next Business Day.

     7.1.29 Subsidiary Guarantors. As of the Closing Date, none of the Subsidiary Guarantors owns assets and/or has generated Accounts during the course of the preceding twelve (12) months in excess of Two Hundred Fifty Thousand Dollars ($250,000.00).

     7.1.30 Inactive Subsidiaries. After giving effect to the SPS Sale, none of the Inactive Subsidiaries owns any significant assets and/or generates any Accounts.

     7.1.31 SPS Sale Assets. The assets transferred by the Company and certain of the Borrowers and their Subsidiaries to Accredo under the SPS Sale Documents include only assets used by such entities prior to the Closing Date in connection with the SPS Business and do not include any assets used by any of the Borrowers and/or Subsidiary Guarantors in connection with the Home Health Care Business.

     7.2 Continuous Nature of Representations and Warranties. Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain in all material respects accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of any Borrower's or its Subsidiaries' business or operations that would render the information in any exhibit attached hereto either inaccurate, incomplete or misleading, so long as Agent has consented to such changes or such changes are expressly permitted by this Agreement. Without limiting the generality of the foregoing, each loan request made pursuant to subsection 3.1.1 hereof shall constitute each Borrower's reaffirmation, in all material respects, as of the date of each such loan request, of each representation, warranty or other statement made or furnished to Lender by or on behalf of Borrowers or any Subsidiary of Borrowers in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference or relation thereto.

     7.3 Survival of Representations and Warranties. All representations and warranties of Borrowers contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance hereof and thereof by Agent and the parties hereto and thereto and the closing of the transactions described herein and therein, and related hereto and thereto.

SECTION 8. COVENANTS AND CONTINUING AGREEMENTS

     8.1 Affirmative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lenders, each Borrower covenants that it shall:

     8.1.1 Visits and Inspections. Subject to the provisions of subsections 8.1.3(c) and 8.1.3(f), representatives of Agent, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of each Borrower and each of its Subsidiaries, inspect, audit and make extracts from its books and records, at Borrowers' cost as provided in this Agreement, and discuss with such Borrower's officers, its employees and its independent accountants, such Borrower's and each of its Subsidiaries' businesses, assets, liabilities, financial condition, business prospects and results of operations. Agent shall give notice to the Lenders prior to conducting any such visits, inspections or audits, and, any Lender may, upon such Lender's request and at such Lender's expense, have a representative of such Lender accompany Agent on and participate in any such visits, inspections or audits.

     8.1.2 Notices. Promptly notify Agent in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading in any material respect or the occurrence of any Event of Default.

     8.1.3 Financial Statements. Keep, and cause each Subsidiary to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions, and cause to be prepared and furnished to Agent the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrowers' certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP):

     (a) not later than ninety (90) days after the close of each fiscal year of Borrowers, unqualified audited financial statements of the Company and its Consolidated Subsidiaries as of the end of such year, on a Consolidated basis, certified as to such Consolidated financial statements of the Company and its Consolidated Subsidiaries by a firm of independent certified public accountants of recognized standing selected by Borrowers but reasonably acceptable to Agent (except for a qualification for a change in accounting principles with which the accountant concurs);

     (b) not later than thirty (30) days after the end of each month hereafter, or, in the case of each March, June September or December, forty-five (45) days after the end of each such month, unaudited interim financial statements as of the end of such month and of the portion of the Borrowers' fiscal year then elapsed, on a Consolidated basis, including a balance sheet, profit and loss statement and a statement of cash flows, certified by the principal financial officer of the Company as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of the Company and its Consolidated Subsidiaries for such month and period, subject only to changes from audit and year-end adjustments, and except that such statements need not contain notes;

     (c) promptly upon request, deliver such other information concerning the Borrowers as Agent may from time to time request, including Medicare and Medicaid cost reports and audits, annual reports, security law filings and reports to any security holders. To the extent Borrowers believe that any information reasonably requested by Agent would require the disclosure of information subject to (i) any applicable privilege which would prohibit such disclosure, or which privilege would be destroyed by such disclosure or (ii) any applicable federal or state laws on patient confidentiality, Borrowers shall notify Agent of the general nature of the information subject to the claimed privilege or applicable patient confidentiality laws, and of Borrowers' reasons for believing that such disclosure would be prohibited, or would destroy the privilege, or would violate any applicable patient confidentiality laws, and Agent, in its reasonable discretion, will determine whether to require such information under the circumstances;

     (d) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports filed with any public agency which any Borrower has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which any Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

     (e) promptly after the filing thereof, copies of any annual report to be filed in accordance with ERISA in connection with each Plan; and

     (f) such other data and information (financial and otherwise) as Agent, from time to time, may reasonably request, bearing upon or related to the Collateral or any Borrower's and/or any Subsidiaries' financial condition or results of operations. To the extent Borrowers believe that any information reasonably requested by Agent would require the disclosure of information subject to (i) any applicable privilege which would prohibit such disclosure, or which privilege would be destroyed by such disclosure or (ii) any applicable federal or state laws on patient confidentiality, Borrowers shall notify Agent of the general nature of the information subject to the claimed privilege or applicable patient confidentiality laws, and of Borrowers' reasons for believing that such disclosure would be prohibited, or would destroy the privilege, or would violate any applicable patient confidentiality laws, and Agent, in its reasonable discretion, will determine whether to require such information under the circumstances.

     Concurrently with the delivery of the financial statements described in clause (a) of this subsection 8.1.3, Borrowers shall forward to Agent a copy of the accountants' letter to the Company's management that is prepared in connection with such financial statements and also shall cause to be prepared and shall furnish to Agent a certificate of the aforesaid certified public accountants certifying to Agent that, based upon their examination of the financial statements of the Company and its Consolidated Subsidiaries performed in connection with their examination of said financial statements, they are not aware of any Default or Event of Default, or, if they are aware of such Default or Event of Default, specifying the nature thereof. Concurrently with the delivery of (i) the financial statements described in clause (a) of this subsection 8.1.3 and (ii) the financial statements described in clause (b) of the subsection 8.1.3 for each month which is the last month in a fiscal quarter of the Company and its Consolidated Subsidiaries (and not for any other months), or more frequently if requested by Agent, Borrowers shall cause to be prepared and furnished to Agent a Compliance Certificate in the form of Exhibit B hereto executed by the Chief Financial Officer of the Company, together with a work sheet reflecting all calculations made in completing the Compliance Certificate. Each set of financial reporting documents consisting of the audited annual financial statements described in subsection 8.1.3(a), the accountants' letters and certificate(s) described in the first sentence of this paragraph and the corresponding Compliance Certificate required by the second sentence of this paragraph shall be referred to herein as the "Annual Financial Reports" and each set of financial statements described in subsection 8.1.3(b) for the last month in each of the first three (3) fiscal quarters of Borrowers in each fiscal year and the corresponding Compliance Certificate required by the second sentence of this paragraph shall be herein referred to as the "Quarterly Financial Reports". Upon reasonable request by Agent, Borrowers shall provide the financial statements described in clauses (a) or (b) on a Consolidated and Consolidating basis.

     8.1.4 Landlord and Storage Agreements. Provide Agent with copies of all agreements between any Borrower or any of its Subsidiaries and any landlord or warehouseman which owns any premises at which (x) any Inventory may, from time to time, be kept, or (y) at which any financial records of any Borrower and/or books and records relating to any Accounts are kept, as Agent may reasonably request from time to time. Each Borrower shall, at Agent's request, use commercially reasonable efforts to obtain a Landlord's Waiver Agreement, in form and substance reasonably satisfactory to Agent, from any such landlord.

     8.1.5 Projections. Prior to the end of each fiscal year of Borrowers, deliver to Agent Projections of Borrowers for the forthcoming fiscal year, month by month.

     8.1.6 Borrowing Base Certificate. No later than twenty (20) calendar days after the last day of each calendar month, or more frequently if Agent shall so request, Borrowers shall deliver to Agent a Borrowing Base Certificate in the form of Exhibit C hereto executed by the Chief Financial Officer the Company.

     8.1.7 Healthcare Covenants.

     (a) Borrowers will (i) not amend, waive or otherwise permit or agree to any material deviation from the terms or conditions (other than adjustments in the ordinary course of business) of the Accounts without the express written consent of Agent and Lenders; (ii) upon the request of Agent, use all commercially reasonable efforts to obtain all consents from patients which are required by law in order for Agent, or any servicing entity retained by Agent, to secure information needed to obtain payment from the respective Obligors on the Accounts; and (iii) promptly bill for all Accounts on the same basis and using the same policies and practices that it has used in the past unless Agent has been advised in writing of a change prior to the making of any Loans.

     (b) Agent or its designated agents and representatives from time to time may verify the Accounts, inspect, check, take copies of or extracts from any Borrower's books, records and files, (consistent with the state and federal laws regarding patient confidentiality) and each Borrower will make the same available to Agent or such representatives at any reasonable time for such purposes, including records relating to the collection of Accounts, the application of collections (including misdirected payments) and other matters related thereto.

     (c) If deemed necessary by Agent and upon reasonable notice, each Borrower agrees that Agent will be permitted to have at least one of its agents or representatives physically present in such Borrower's administrative offices during such Borrower's normal business hours to monitor such Borrower in performing its obligations under this Agreement. Upon request made by Agent, subject to state and federal laws, including without limitation laws regarding patient confidentiality, Borrowers shall furnish, or cause to be furnished, to Agent copies of all relevant records related to the Accounts in written and electronic form, including any file cabinets, storage containers or computers within which such records are kept. Borrowers' grant to Agent, on behalf of and for the benefit of Lenders, of a security interest in such records and goods as set forth herein is subject to the confidentiality rights under applicable law and under rights and rules of the JCAHO.

     (d) Borrowers shall promptly notify Agent in the event of any action(s), suit(s), proceeding(s), dispute(s), offset(s), deduction(s), defense(s) or counterclaim(s) that are or may be asserted by Obligor(s) with respect to any Account(s), if the aggregate amount of the portions of the Account(s) subject to such actions, suits, etc. of which Borrowers has gained knowledge since the date of the last Borrowing Base Certificate shall exceed Five Hundred Thousand Dollars ($500,000.00) (except for denials of Government Accounts which shall be disclosed on a monthly basis by Borrowers to Agent). This section does not require Borrowers to provide a notice of denial to Agent in those cases where Borrowers reasonably believe that an Obligor's notice of denial will be reversed upon the submission of supplemental information to the Obligor.

     (e) Each Borrower shall comply in all material respects with all of the terms of each settlement agreement and corporate integrity agreement entered into by such Borrower with the any Government Authority.

     8.1.8 Special Reporting Covenants as to HFG. For as long as HFG Healthco-4 LLC or HFG Healthco-5 LLC (collectively, "HFG") is a Lender under this Agreement, Borrowers shall maintain, in the same form, the electronic reporting interface established among Borrowers and HFG as of the Closing Date, and shall make available to HFG through such electronic interface reports in the form of
Exhibit I hereto (x) at any time during which no Revolving Credit Loans are outstanding, no later than twenty (20) calendar days after the last day of each calendar month or (y) at any time during which Revolving Credit Loans are outstanding, on the 15th and last calendar day of each month.

     8.1.9 Dissolution of Inactive Subsidiaries. Prior to the first anniversary of the Closing Date, Borrowers shall cause each of the Inactive Subsidiaries to be legally dissolved.

     8.2 Negative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lenders, each Borrower covenants that it will not:

     8.2.1 Mergers; Consolidations; Acquisitions. Merge or consolidate, or permit any Subsidiary to merge or consolidate, with any Person, nor acquire, nor permit any of its Subsidiaries to acquire, all or any substantial part of the Properties of any Person; nor change its or any Subsidiary's jurisdiction of incorporation or organization or Type of Organization or its or any Subsidiary's legal name without giving Agent at least thirty (30) days prior written notice of such change. Notwithstanding any of the foregoing:

     (i) any Borrower may merge or consolidate with any other Borrower, and any Subsidiary Guarantor may merge or consolidate with any other Subsidiary Guarantor or any Borrower;

     (ii) any Subsidiary Guarantor may be liquidated or dissolved if the Company decides in the exercise of its reasonable business judgment that such liquidation or dissolution is desirable provided that (a) such dissolution shall not have a Material Adverse Effect and (b) upon such dissolution any and all of the assets and Property of such Subsidiary Guarantor shall be distributed to the Borrower(s) or Subsidiary Guarantor(s) which own(s) the capital stock of such Subsidiary Guarantor;

     (iii) any Borrower may acquire a new Subsidiary, or merge or consolidate with another Person, as part of any Permitted Acquisition transaction provided that (a) in the case of any Permitted Acquisition transaction which involves the purchase of the capital stock or equity interests of another Person but does not involve a merger or consolidation, such Borrower shall pledge the capital stock or equity interests of such acquired Person to the Agent for the ratable benefit of the Lenders pursuant to the Pledge Agreement and the acquired Person shall become a party to this Agreement as a Subsidiary Borrowing Corporation by executing a Joinder Agreement in form and substance acceptable to Lender or (b) in the case of any Permitted Acquisition transaction which involves a merger of the acquired Person with such Borrower, such Borrower shall be the surviving entity; and

     (iv) any Borrower may create a new Subsidiary provided that such Borrower shall pledge the capital stock or equity interests of such newly-created Subsidiary to the Agent for the ratable benefit of the Lenders pursuant to the Pledge Agreement and the newly-created Subsidiary shall become a party to this Agreement as a Subsidiary Borrowing Corporation by executing a Joinder Agreement to Lender in form and substance acceptable to Lender.

     Borrowers shall give Agent thirty (30) days prior written notice of any action or event permitted in clauses (i) - (iv) above. Any person which executes a Joinder Agreement pursuant to this subsection shall be deemed to be a "Borrower" under this Agreement, and every reference herein to "Borrowers" or each, any or a "Borrower" shall be deemed to include that Person.

     8.2.2 Loans. Make, or permit any Subsidiary of such Borrower to make, any loans or other advances of money (other than for salary, travel advances, advances against commissions and other similar advances in the ordinary course of business) to any Person, other than (a) loans to employees not to exceed Five Hundred Thousand Dollars ($500,000.00) at any time outstanding in the aggregate,
(b) loans between or among a Borrower and any other Borrower(s) and/or any Subsidiary Guarantor(s), provided that the amount of loans (x) owing from any one or more of the Subsidiary Guarantors (taken together) to any one or more of the Borrowers (taken together) and/or (y) owing among the Subsidiary Guarantors (taken together) shall not, in the aggregate, exceed Five Hundred Thousand Dollars ($500,000.00) at any one time and (c) so long as, at the time any such loan is made, Borrowers shall have an Aggregate Adjusted Availability of at least Eighty-Five Million Dollars ($85,000,000.00), loans to BayShore Healthcare, a Canadian entity, not to exceed One Million Dollars ($1,000,000.00) at any time outstanding.

     8.2.3 Total Indebtedness for Money Borrowed. Create, incur, assume, or suffer to exist, or permit any Subsidiary of such Borrower to create, incur or suffer to exist, any Indebtedness for Money Borrowed, except:

     (a) Obligations owing to Agent and/or Lenders under or in connection with the Loan Documents;

     (b) Indebtedness of a Borrower or any Subsidiary of any Borrower to a Borrower as permitted in subsection 8.2.2;

     (c) Permitted Purchase Money Indebtedness;

     (d) accounts payable to trade creditors and current operating expenses (other than for Money Borrowed) which are not more than ninety (90) days from the due date, and which are incurred in the ordinary course of business and paid within such time period, unless the same are being actively contested in good faith and by appropriate and lawful proceedings; provided that the applicable Borrower or Subsidiary shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by such Borrower or Subsidiary and its independent accountants;

     (e) Obligations to pay Rentals permitted by subsection 8.2.13 and Capitalized Lease Obligations permitted under subsection 8.2.8;

     (f) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

     (g) guaranties of lease obligations or other similar obligations of Subsidiaries to the extent that such lease obligations or similar obligation are otherwise permitted by this Agreement;

     (h) bid bonds, performance bonds, surety bonds, letters of credit or similar obligations made in the ordinary course of business (including to secure payment of judgments) which do not, in the aggregate, exceed Fifteen Million Dollars ($15,000,000.00) at any one time (exclusive of the amount of the Frederickson Bond);

     (i) Indebtedness under the Frederickson Bond; and

     (j) other Indebtedness not to exceed an aggregate amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) outstanding at any one time.

     8.2.4 Affiliate Transactions. Except as set forth in Exhibit 8.2.4 hereto, enter into, or be a party to, or permit any Subsidiary of such Borrower to enter into or be a party to, any transaction with any Affiliate of such Borrower, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or Subsidiary's business and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to such Borrower or Subsidiary than would obtain in a comparable arm's length transaction with a Person not an Affiliate of such Borrower or its Subsidiary.

     8.2.5 Limitation on Liens. Create or suffer to exist, or permit any Subsidiary of Borrower to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

     (a) Liens at any time granted in favor of Agent, for the ratable benefit of Lenders;

     (b) Liens for taxes, assessments or charges imposed by any Government Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or being contested in the manner described in subsection
7.1.14 hereto, but only if in Agent's reasonable judgment such Lien does not materially adversely affect Agent's rights or the priority of Agent's Lien, for the ratable benefit of Lenders, upon the Collateral;

     (c) Liens arising in the ordinary course of such Borrower's or Subsidiary's business by operation of law or regulation, such as carriers; warehousemen's, landlords' and mechanics' liens, but only if payment in respect of any such Liens are not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of such Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of such Borrower's or any of its Subsidiaries' business;

     (d) Purchase Money Liens securing Permitted Purchase Money Indebtedness;

     (e) such other Liens as appear on Exhibit 8.2.5 hereto;

     (f) pledges or deposits to secure workers' compensation, unemployment insurance and other social security legislation or the deposits securing obligations to insurance companies insuring such liabilities;

     (g) pledges or deposits to secure (x) the performance of bids, trade contracts (other than for Borrowed Money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including bonds to secure payment of judgments), provided that such obligations do not, in the aggregate, exceed Fifteen Million Dollars ($15,000,000.00) at any one time (exclusive of the amount of the Frederickson Bond) and (y) the Frederickson Bond;

     (h) pledges or deposits to secure lease obligations of such Borrower or any Subsidiaries to the extent such lease obligations are permitted by this Agreement;

     (i) Liens consisting of judgment or judicial attachment Liens (including prejudgment attachment) in existence less than forty-five (45) days after the entry thereof or the enforcement of which is effectively stayed or payment of which is covered in full (subject to a customary deductible) by insurance or which do not otherwise result in any Event of Default;

     (j) Liens securing obligations in respect of Capitalized Lease Obligations solely on property subject to such Capitalized Lease Obligations;

     (k) leases or subleases granted to third Persons not interfering in any material respect with Agent's right to the Collateral or the business of such Borrower or any Subsidiary;

     (l) liens arising from UCC financing statements regarding leases permitted by this Agreement;

     (m) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

     (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods so long as such liens attached only to the imported goods;

     (o) Liens existing on the Property of any Person at the time such Person becomes a Subsidiary of such Borrower or is merged or consolidated into such Borrower pursuant to a Permitted Acquisition transaction, and, in each case, not created in contemplation of or in connection with the Permitted Acquisition transaction, provided however, that such Liens do not extend to any of Property of any Borrower;

     (p) other Liens in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00), provided that such Liens do not secure any Indebtedness for Money Borrowed;

     (q) any extension, renewal or replacement of the foregoing; provided, however, that the Liens permitted by this subsection 8.2.5 shall not cover any additional Indebtedness or Property; and

     (r) such other Liens as the Majority Lenders may hereafter approve in writing.

     8.2.6 [INTENTIONALLY OMITTED].

     8.2.7 Distributions. Declare or make, or permit any Subsidiary of such Borrower to declare or make, any Distributions; provided that any Borrower or any Subsidiary Guarantor may declare and/or make Distributions to any Borrower. Notwithstanding anything to the contrary contained in any of the foregoing or otherwise in this Agreement, the Company may make Distributions to its shareholders in connection with the consummation of the SPS Sale consisting of the capital stock of Accredo and cash received by Borrowers and/or the Subsidiary Guarantors as part of the SPS Sale Consideration as provided for in the SPS Documents.

     8.2.8 Capital Expenditures. Make Capital Expenditures (including, without limitation, by way of capitalized leases) which, in the aggregate, as to Borrowers and their Subsidiaries, exceed (x) Twelve Million Five Hundred Thousand Dollars ($12,500,000.00) during each of Borrowers' fiscal years 2002 and 2003, (y) Thirteen Million Five Hundred Thousand Dollars ($13,500,000.00) during Borrowers' fiscal year 2004 and (z) Fourteen Million Five Hundred Thousand Dollars ($14,500,000.00) during Borrowers' fiscal year 2005 and each of Borrowers' fiscal years thereafter.

     8.2.9 Disposition of Assets. Sell, lease or otherwise dispose of any of, or permit any Subsidiary of such Borrower to sell, lease or otherwise dispose any of, its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except: (i) sales of Inventory in the ordinary course of business, (ii) a transfer of Property by any Borrower or Subsidiary Guarantor to any Borrower, (iii) dispositions of Property (including dispositions of used, worn-out or surplus Property) by Borrower or any Subsidiary in the ordinary course of business with fair market value of less than Five Hundred Thousand Dollars ($500,000.00) in the aggregate, in any given fiscal year [which disposition may include a disposition, whether or not in the ordinary course of Business, of all or substantially all of the assets of a Borrower or a Subsidiary Guarantor, or all of the stock of any Borrower or Subsidiary Guarantor, provided such disposition is within the Five Hundred Thousand Dollars ($500,000.00) limitation, (iv) leases or subleases of Property which shall not have a Material Adverse Effect, and (v) dispositions expressly authorized by this Agreement.

     8.2.10 Stock of Subsidiaries. Permit any of its Subsidiaries to issue any additional shares of its capital stock except director's qualifying shares and shares. Notwithstanding anything to the contrary contained in this Agreement, the Company may issue additional shares of its capital stock.

     8.2.11 Bill-and-Hold Sales, Etc. Make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval or consignment basis, or any sale on a repurchase or return basis, except for consignment sales which, in the aggregate, do not exceed Five Hundred Thousand Dollars ($500,000.00).

     8.2.12 Restricted Investment. Make or have, or permit any Subsidiary of such Borrower to make or have, any Restricted Investment.

     8.2.13 Leases. Become, or permit any Subsidiary of such Borrower to become, a lessee under any Operating Lease (other than a lease under which any Borrower or any of its Subsidiaries is lessor which lease is otherwise permitted by the terms of this Agreement) of Property if the aggregate Rentals payable during any current or future period of twelve (12) consecutive months under such lease and all other leases under which Borrowers or any of their Subsidiaries is then lessee would exceed Thirty Million Dollars ($30,000,000.00) in the aggregate. The term "Rentals" means, as of the date of determination, all payments which the lessee is required to make by the terms of any such lease.

     8.2.14 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary of the Company.

     8.2.15 Subsidiary Guarantors. Permit any Subsidiary Guarantor to own assets and/or generate Accounts during the any fiscal year of Borrowers in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), provided that, Borrowers may permit any entity that was a Subsidiary Guarantor either to own assets and/or generate Accounts in excess of the foregoing limitations if the applicable Borrower(s) shall first cause any such entity to become a party to this Agreement as a Subsidiary Borrowing Corporation by executing a Joinder Agreement in form and substance acceptable to Agent. Any former Subsidiary Guarantor which executes a Joinder Agreement pursuant to this subsection shall be deemed to be a "Borrower" under this Agreement, and every reference herein to "Borrowers" or each, any or a "Borrower" shall be deemed to include that Person.

         8.3 Specific Financial Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lenders, each Borrower covenants that, the Company and its Consolidated Subsidiaries shall, on a consolidated basis, maintain the financial covenants set forth on Schedule 8.3 hereto.

SECTION 9. CONDITIONS PRECEDENT

     9.1 Conditions Precedent to Effectiveness of Agreement.

     Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent and/or Lenders under the other sections of this Agreement, the effectiveness of this Agreement is subject to the satisfaction of each of the following conditions:

     9.1.1 Documentation. Agent shall have received, in form and substance reasonably satisfactory to Agent and its counsel, a duly executed copy of this Agreement, the Revolving Credit Notes and the other Loan Documents, together with such additional documents, instruments and certificates as Agent and its counsel shall require in connection therewith from time to time, all in form and substance reasonably satisfactory to Agent and its counsel, including, without limitation the following:

     (a) Current insurance certificates for Borrowers' casualty and liability insurance policies naming Lender as lender loss payee and/or as additional insured, as applicable;

     (b) Certified copies of (i) resolutions of each Borrower's and each Subsidiary Guarantor's board of directors authorizing the execution and delivery of this Agreement and/or the Loan Documents to which each such entity is a party and the performance of all transactions contemplated hereby and/or thereby, as applicable, (ii) each Borrower's and each Subsidiary Guarantor's by-laws and any amendments thereto, and (iii) an incumbency certificate of each Borrower and each Subsidiary Guarantor;

     (c) A copy of the Articles or Certificate of Incorporation of each Borrower and each Subsidiary Guarantor, and all amendments thereto;

     (d) Good standing certificates for each Borrower and each Subsidiary Guarantor, issued by the Secretary of State or other appropriate official of its jurisdiction of incorporation;

     (e) A closing certificate signed by the Chief Financial Officer of the Company dated as of the date hereof, stating that (i) the representations and warranties set forth in Section 7 hereof are true and correct in all material respects on and as of such date, (ii) Borrowers are on such date in compliance in all material respects with all the terms and provisions set forth in this Agreement and (iii) on such date no Default or Event of Default has occurred or is continuing;

     (f) The Security Documents duly executed, accepted and acknowledged by or on behalf of each of the signatories thereto;

     (g) The favorable, written opinion of Borrowers' counsel as to the transactions contemplated by this Agreement and any of the other Loan Documents;

     (h) The Subsidiary Guaranty duly executed and delivered by each Subsidiary Guarantor;

     (i) Such other documents, instruments and agreements as Agent and/or Lenders shall reasonably request in connection with the foregoing matters; and

     (j) the Pre-Closing Financial Statements (specifically including the Pre-Closing Home Health Care Statements).

     9.1.2 No Default. No Default or Event of Default shall exist;

     9.1.3 Other Loan Documents. Each of the conditions precedent set forth in the other Loan Documents shall have been satisfied.

     9.1.4 Availability. Agent shall have determined that immediately after Lenders have made the initial Loans and issued the initial Letters of Credit and LC Guaranties requested by Borrowers as of the Closing Date (if any), and Borrowers have paid all closing costs incurred in connection with the transactions contemplated hereby, Aggregate Adjusted Availability on the Closing Date shall not be less than Sixty-Five Million Dollars ($65,000,000.00) (provided that, to the extent any payments or expenses identified on the financial budget and projections for the Company and its Consolidated Subsidiaries previously delivered to Agent as payments to be made prior to or on the Closing Date in connection with stock option tender offer made by the Company have not been made by the Closing Date, the amount of such required Aggregate Adjusted Availability on the Closing Date shall be increased by an equal amount); and Borrowers shall have delivered any applicable Availability Expense Adjustment Certificate.

     9.1.5 Borrowing Base Certificate and Disbursement Instructions. Borrowers shall have delivered to Agent an initial Borrowing Base Certificate dated as of the Closing Date.

     9.1.6 [INTENTIONALLY OMITTED].

     9.1.7 Compilation of Due Diligence. Agent shall have completed all business, financial, environmental and Collateral due diligence concerning Borrowers and their Subsidiaries that Agent shall require, in its sole discretion, and the results of such due diligence shall be satisfactory to Agent in its sole discretion.

     9.1.8 Reorganization. Agent and Agent's counsel shall have determined that the capital and corporate structure of the Company and its Subsidiaries on the Closing date, after giving effect to the SPS Sale are satisfactory, in the sole discretion of Agent and its counsel.

     9.1.9 Truth and Accuracy of Representations and Warranties. All of the representations and warranties set forth in Section 7 hereof shall be true and correct in all material respects on and as of the Closing Date and all such representations and warranties (including as supplemented by the disclosure on the Exhibits hereto referred to in such representations and warranties) shall be satisfactory to Agent in its sole discretion.

     9.1.10 Approvals and Consents. All approvals and/or consents of any Government Authority or any other third party that shall be required in connection with the execution and delivery of this Agreement and the other Loan Documents by Borrowers and the

Subsidiary Guarantors and the performance by them of their obligations hereunder and/or thereunder, as applicable, shall have been obtained.

     9.1.11 No Material Adverse Change. No material adverse change in the business, assets, financial condition, income or prospects of the Company and its Subsidiaries as a whole and no development reasonably likely to have a Material Adverse Effect shall have occurred since December 30, 2001, and nothing shall have occurred since December 30, 2001 which is reasonably likely to have a material adverse effect on the rights and remedies of Agent and/or Lenders under or on the ability of Borrowers and the Subsidiary Guarantors to perform their obligations under this Agreement and/or the other Loan Documents, as applicable.

     9.1.12 Payment of Fees. Borrowers shall have paid all fees and expenses owing hereunder.

     9.1.13 No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.

     9.1.14 SPS Sale. Agent shall have received and reviewed the final executed SPS Sale Documents, which shall be in form and substance reasonably satisfactory to Agent and its counsel. The shareholders of the Company shall have approved the SPS Sale, and the SPS Sale shall have been closed and consummated in accordance with terms on the SPS Sale Documents. In addition, the Company shall have obtained any and all federal, states and local regulatory approvals and/or licenses, if any, and have completed any and all federal, state and local regulatory notifications, if any, which may be required in connection with or necessitated because of the SPS Sale.

SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

     10.1 Events of Default. The occurrence of one or more of the following events shall constitute an "Event of Default":

     10.1.1 Payment of Obligations. Borrowers shall fail to pay any of the Obligations on the due date thereof (whether at scheduled due date, at stated maturity, on demand, upon acceleration, upon termination of this Agreement or otherwise).

     10.1.2 Misrepresentations. Any representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of any Borrower or any Subsidiary of any Borrower in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to Section 7.2 hereof.

     10.1.3 Breach of Specific Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in Sections 5.2, 6.1.1, 6.2, 8.1.1, 8.1.2, 8.1.7,

8.2 or 8.3 of this Agreement on the date that such Borrower is required to perform, keep or observe such covenant.

     10.1.4 Breach of Other Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in this Section 10.1) and the breach of such other covenant is not cured to Agent's satisfaction within twenty (20) days after the sooner to occur of Borrowing Agent's receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any officer of any Borrower, except that, in the case of any such failure or neglect with respect to subsection 8.1.3 hereof, such grace period shall be ten (10) days.

     10.1.5 Default Under Security Documents/Other Agreements. Any event of default shall occur under, or any Borrower shall default in any material respect in the performance or observance of any material term, covenant, condition or agreement contained in, any of the Security Documents or the Other Agreements and such default shall continue beyond any applicable grace period.

     10.1.6 Other Defaults. There shall occur any default or event of default on the part of any Borrower under any agreement, document or instrument to which any Borrower is a party or by which any Borrower or any of its Property is bound, creating or relating to any Indebtedness (other than the Obligations) which singly or in the aggregate with any other such Indebtedness equals or exceeds One Million Dollars ($1,000,000.00) if the holder of such Indebtedness would be entitled to accelerate such Indebtedness as a consequence of such default or event of default.

     10.1.7 Uninsured Losses. Any loss, theft, damage or destruction of any material portion of the Collateral not fully covered (subject to such deductibles as Agent shall have permitted) by insurance.

     10.1.8 Adverse Changes. There shall occur any event or condition which results in a material adverse change in the financial condition or business operations of any Borrower which impairs such Borrower's ability to perform its Obligations or brings into question the validity or enforceability of any of the Loan Documents.

     10.1.9 Breach of HFG Reporting Covenant. Borrowers shall fail to provide any report required under subsection 8.1.8 to HFG by the date required under such subsection and such failure is not cured within ten (10) days after written notice of such failure is sent by HFG and received by Agent and Agent's counsel and Borrowers and Borrowers' counsel.

     10.1.10 Insolvency and Related Proceedings. Any Borrower shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against any Borrower under the Bankruptcy Code (and, if filed against a Borrower, the continuation of such proceeding for more than sixty (60) days, provided that neither Agent nor Lenders are obligated to make any Loans or arrange for the issuance of Letters of Credit or

LC Guarantees during any such proceeding and may seek any relief that Agent or Lenders deem appropriate in such proceedings) or any Borrower shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.

     10.1.11 Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of any Borrower or any of its Subsidiaries for a period which would have a Material Adverse Effect; any Borrower or any of its Subsidiaries shall suffer the loss or revocation of any license or permit now held or hereafter acquired by such Borrower or such Subsidiary which is necessary to the continued or lawful operation of its business and which loss or revocation has a Material Adverse Effect; or any Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; and such enjoining, restraint or prevention has a Material Adverse Effect; or any material lease or agreement pursuant to which any Borrower or any of its Subsidiaries leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term and which cancellation or termination has a Material Adverse Effect.

     10.1.12 Change of Control. The occurrence of a Change of Control.

     10.1.13 ERISA. A Reportable Event shall occur which Agent, in its sole discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if any Borrower or any of its Subsidiaries is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower's or Subsidiary's complete or partial withdrawal from such Plan.

     10.1.14 Challenge to Agreement. Any Borrower or any of its Subsidiaries, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent, for the ratable benefit of Lenders.

     10.1.15 Repudiation of or Default Under Guaranty Agreement. Any Guarantor shall revoke or attempt to revoke any guaranty and surety agreement signed by such Guarantor, or shall repudiate such Guarantor's liability thereunder or shall be in default under the terms thereof.

     10.1.16 Criminal Forfeiture. Any Borrower or any of its Subsidiaries shall be criminally indicted or convicted or any judicial or administrative proceeding results in a forfeiture of any material Property of any Borrower or any of its Subsidiaries.

     10.1.17 Judgments. Any Borrower or any of its Subsidiaries shall suffer any final judgment or judgments for the payment of money (in excess of insurance coverage) in excess of One Million Dollars ($1,000,000.00) in the aggregate and the same shall not be discharged, satisfied or stayed within a period of forty-five (45) days. Notwithstanding the foregoing, for the purposes of this subsection only, no judgment amount shall be included in the calculation of the aggregate amount of judgments to the extent that such Borrower or Subsidiary shall have obtained a bond covering the liability.

     10.1.18 Loss of Material Payor. Any Material Payor shall cancel or fail to renew its contract with any Borrower and shall cease to recognize any Borrower as an approved provider of healthcare services.

     10.1.19 Revocation Regarding Government Lockbox. Any Borrower(s) shall give a notice to any applicable Depository Bank with respect to any Government Lockbox revoking a Dominion Triggering Effectiveness Notice given by Agent with respect to such Government Lockbox.

     10.2 Acceleration of the Obligations. Without in any way limiting the right of Agent to demand payment of any portion of the Obligations payable on demand in accordance with Section 3.2 hereof, upon or at any time after the occurrence of an Event of Default, all or any portion of the Obligations shall, at the option of Agent (or by Agent at the written direction of the Majority Lenders) and without presentment, demand, protest or further notice by Agent, become at once due and payable and Borrowers shall forthwith pay to Lenders, the full amount of such Obligations, provided that, upon the occurrence of an Event of Default specified in subsection 10.1.9 or subsection 10.1.18 hereof (other than an Event of Default based solely on a Borrower's ceasing to be Solvent), all of the Obligations shall become automatically due and payable without declaration, notice or demand by Agent.

     10.3 Other Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent may (or, at the written direction of Majority Lenders, shall) exercise from time to time the following rights and remedies to the extent permitted by applicable law:

     10.3.1 The right to cease making Loans.

     10.3.2 Subject to all applicable laws and regulations governing payment of Medicare and Medicaid receivables, the right to "take possession" of the Collateral, and notify all Obligors of the Agent's security interest, on behalf of and for the benefit of Lenders, in the Collateral and require payment under the Accounts to be made directly to Agent, on behalf of Lenders, and Agent may, in its own name or in the name of any Borrower, exercise all rights of a secured party with respect to the Collateral and collect, sue for and receive payment on all Accounts, and settle, compromise and adjust the same on any terms as may be satisfactory to Agent and Lenders in their sole and absolute discretion for any reason or without reason and Agent and Lenders may do all of the foregoing with or without judicial process (including without limitation notifying the United States postal authorities to redirect mail addressed to Borrowers, or any of them, to an address designated by Agent). With respect to any Government Accounts, the rights transferred to Agent in connection with this Agreement do not include the right to claim payment in Agent's name from the applicable Obligor or the right to direct such Obligor to remit payment directly to Agent, expect as permitted by applicable laws and regulations governing such Accounts.

     10.3.3 All of the rights and remedies of a secured party under the Code or under other applicable law, and all other legal and equitable rights to which Agent or any Lender may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

     10.3.4 The right to take immediate possession of the Collateral, and to (i) require Borrowers to assemble the Collateral, at Borrowers' expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of any Borrower, such Borrower agrees not to charge Agent or any Lender for storage thereof).

                  10.3.5 The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Borrowers agree that ten (10) days written notice to Borrowing Agent of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on any Borrower's premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent may, at its option, disclaim any and all warranties regarding the Collateral in connection with any such sale. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent or any Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the costs, expenses and attorneys' fees incurred by Agent or any Lender in collecting the Obligations, in enforcing the rights of Agent or any Lender under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, second to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, Borrowers shall remain jointly and severally liable to Agent and Lenders therefor.

     10.3.6 Agent is hereby granted by each Borrower a license or other right to use, without charge, each Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and each Borrower's rights under all licenses and all franchise agreements shall inure to Agent's benefit to the extent permitted under such agreements.

     10.3.7 Agent may, at its option, require Borrowers to deposit with Agent funds equal to the LC Amount and, if Borrowers fail to promptly make such deposit, Agent may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Any such deposit or advance shall be held by Agent, for the ratable benefit of Lenders,



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

as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrowers.

     10.4 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any guaranty and surety agreement given to Agent and/or any Lender or contained in any other agreement among Agent, or any Lender and any Borrower, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained. The failure or delay of Agent or any Lender to require strict performance by Borrowers of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrowers to Agent and Lenders shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Event of Default under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Agent or any Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent and directed to Borrowing Agent.

SECTION 11. AGENT

     As between Agent and Lenders, Agent and each Lender, who are now or shall become parties to this Agreement, agree as follows (and the each Borrower hereby consents to, and approves, such agreement):

     11.1 Appointment and Authorization. Each Lender (and each subsequent holder of any of the Notes by its acceptance thereof) hereby irrevocably appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Subject to the provisions of this Agreement, Agent will handle all transactions relating to the Loans and all other Obligations, including, without limitation, all transactions with respect to Letters of Credit, LC Guaranties, this Agreement, the other Loan Documents and all related documents in accordance with its usual practices. The rights, privileges and remedies accorded to the Agent hereunder shall be exercised by Agent on behalf of and for the ratable benefit of all Lenders.

     11.2 General Immunity. In performing its duties as Agent hereunder, Agent will take the same care as it takes in connection with loans in which it alone is interested. However, neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith except as such action or omission is caused solely from its or their own gross negligence or willful misconduct unless such action was taken or omitted by Agent at the direction of Majority Lenders, so long as Agent acted or omitted to act in full compliance with such direction.

     11.3 Consultation with Counsel. Agent may consult with legal counsel and any other professional advisors or consultants deemed necessary or appropriate and selected by Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel or advisors.

     11.4 Documents. Agent shall not be under a duty to examine into or pass upon the effectiveness, genuineness or validity of this Agreement or any of the Notes or any other Loan Document furnished pursuant hereto or in connection herewith, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be. In addition, Agent shall not be liable for failing to make any inquiry concerning the accuracy, performance or observance of any of the terms, provisions or conditions of such instrument or document.

     11.5 Rights as a Lender. With respect to its applicable Pro Rata Shares in each of the Loans, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Agent in its individual capacity. Subject to the provisions of this Agreement, Agent may lend money to and generally engage in any kind of business with each Borrower and its Subsidiaries and Affiliates as if it were not Agent. Upon the occurrence and during the continuation of an Event of Default, Agent shall, upon written request of any Lender, disclose to Lenders any business transaction or arrangement then existing between Agent and any Borrower (but only to the extent that such disclosure would not violate the terms of any confidentiality agreement between Agent and any Borrower).

     11.6 Responsibility of Agent. It is expressly understood and agreed that the obligations of Agent hereunder are only those expressly set forth in this Agreement and that Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless Agent has actual knowledge of such fact. Except to the extent Agent is required by Lenders pursuant to the express terms hereof to take a specific action, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement and the Loan Documents. Agent shall incur no liability under or in respect of this Agreement and the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable under the circumstances. Agent shall have no responsibility to carry out audits or otherwise examine the books and records or properties of Borrowers, except as Agent in its reasonable discretion deems appropriate. The relationship between Agent and each Lender is and shall be limited to that of agent and principal and nothing herein shall be construed to constitute Agent a joint venturer with any Lender, a



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

trustee or fiduciary for any Lender or for the holder of a participation, nor impose upon Agent duties and obligations other than those set forth herein.

     11.7 Collections and Disbursements.

     11.7.1 Agent will have the right to collect and receive all payments of the Obligations, and to collect and receive all reimbursements for draws or payments made under the Letters of Credit or LC Guaranties respectively, together with all fees, charges or other amounts due under this Agreement and the other Loan Documents, and Agent will remit to each Lender, according to its applicable Pro Rata Percentage, all such payments actually received by Agent (subject to any required clearance procedures) in accordance with the settlement procedures established from time to time. Settlements (including adjustments of the proportionate shares among the Lenders) shall occur on such dates as Agent may elect in its sole discretion but which shall be no less frequently than weekly. Between settlement dates, all collections and payments shall be applied at Agent's discretion.

     11.7.2 If any such payment received by Agent or Issuer is rescinded or otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement and the other Loan Documents (unless such rescission or return occurs before the amount of such payment has been applied to the Obligations or otherwise reflected in a settlement as provided for in subsection 11.7.1 above), each Lender will, upon written notice from Agent, promptly pay over to Agent its Pro Rata Percentage of the amount so rescinded or returned (together with interest and other fees thereon if also required to be rescinded or returned).

     11.7.3 All payments by Agent and Lenders to each other hereunder shall be in immediately available funds. Agent will at all times maintain proper books of account and records reflecting the interest of each Lender in the Loans, in a manner customary to Agent's keeping of such records, which books and records shall be available for inspection by each Lender at reasonable times during normal business hours, at such Lender's sole expense. Agent may treat the payees of any Note as the holder thereof until written notice of the transfer thereof shall have been received by Agent in accordance with Section 11.16. In the event that any Lender shall receive any payments in reduction of the Loans in an amount greater than its applicable Pro Rata Percentage in respect of Obligations to Lenders evidenced hereby (including, without limitation amounts obtained by reason of setoffs), such Lender shall hold such excess in trust for Agent (on behalf of all other Lenders) and shall promptly remit to Agent such excess amount so that the amounts received by each Lender hereunder shall at all times be in accordance with its applicable Pro Rata Percentage. To the extent necessary for each Lender's actual percentage of all outstanding Loans to equal its applicable Pro Rata Percentage, the Lender having a greater share of any payment(s) than its applicable Pro Rata Percentage shall acquire a participation in the applicable Pro Rata Share of the other Lenders as determined by Agent.

     11.8 Indemnification. To the extent not indemnified by Borrowers, Lenders hereby each indemnify Agent and Issuer ratably according to the respective amounts of each Lender's Pro Rata Percentage, from and against any and all


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

liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent (or its Affiliate, as the case may be) in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent (or its Affiliate, as the case may be) under or related to this Agreement or the Loans, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent's (or its Affiliate's, as the case may be) gross negligence or willful misconduct unless such action was taken or omitted by Agent (or its Affiliate, as the case may be) at the direction of Majority Lenders, so long as Agent acted or omitted to act in full compliance with such directions. Agent shall have the right to deduct, from any amounts to be paid by Agent to any Lender hereunder, any amounts owing to Agent (or its Affiliate, as the case may be) by such Lender by virtue of this Section.

     11.9 Expenses.

     (a) All out-of-pocket costs and out-of-pocket expenses incurred by Agent and not reimbursed on demand by Borrowers, in connection with the analysis, negotiation, preparation, consummation, creation, amendment, administration, termination, work-out, forbearance and enforcement of the Loans (including, without limitation, audit expenses, counsel, consultant and expert fees and expenditures to protect, preserve and defend Agent's and each Lender's rights and interest under this Agreement and under the other Loan Documents) shall be shared and paid on demand by Lenders pro rata based on their applicable Pro Rata Percentage.

     (b) Agent shall have the right to deduct, from amounts to be paid by Agent to any Lender hereunder, any amount owing to Agent by such Lender by virtue of this Section.

     11.10 No Reliance. By execution of or joining in this Agreement, each Lender acknowledges that it has entered into this Agreement and the other Loan Documents solely upon its own independent investigation and is not relying upon any information supplied by or any representations made by Agent. Each Lender shall continue to make its own analysis and evaluation of Borrowers. Agent makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers, or any Account Debtor of Borrowers; the accuracy, sufficiency or currency of any information concerning the financial condition, prospects or results of operations of Borrowers; or the sufficiency, authenticity, legal effect, validity or enforceability of this Agreement or the other Loan Documents. Agent assumes no responsibility or liability with respect to the collectability of the Obligations or the performance by Borrowers of any obligation under this Agreement or the Loan Documents.

     11.11 Reporting. During the term of this Agreement, Agent will (to the extent received by Agent) promptly furnish each Lender with (i) copies of all notices, financial statements, borrowing base certificates and supporting documentation of Borrowers required to be delivered or obtained hereunder and such other financial statements and reports and (ii) other information in Agent's possession as any Lender may reasonably request; provided however, that Agent will not be liable to any Lender for Agent's failure to do so unless such failure constitutes gross



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

negligence or willful misconduct or repeated failure to comply with this provision after repeated requests by Lender. Agent will immediately notify Lenders when it receives actual knowledge of any Event of Default under the Loan Documents.

     11.12 Removal of Agent. Agent may resign at any time upon giving thirty
(30) days prior written notice thereof to Lenders and Borrowing Agent. Agent may be removed as Agent hereunder upon the written consent of all Lenders exclusive of Agent upon the following: (i) willful misconduct in the performance of Agent's duties or responsibilities under this Agreement as finally determined by a court of competent jurisdiction; or (ii) if a receiver, trustee or conservator is appointed for Agent or any state or federal regulatory authority assumes management or control of Agent or if, under applicable law, the administrative or discretionary duties and responsibilities of Agent hereunder become controlled by or subject to the approval of any state or federal regulatory authority. Upon any resignation or permitted removal of Agent, Lenders shall have the right to appoint a successor Agent by majority vote of the Lenders (based upon the Pro Rata Percentages of the Lenders). Upon the acceptance of the appointment as a successor Agent hereunder by such successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, obligations and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder.

     11.13 Action on Instructions of Lenders. With respect to any provision of this Agreement, or any issue arising thereunder, concerning which Agent is authorized to act or withhold action by direction of Lenders (or, if applicable, Majority Lenders), Agent shall in all cases be fully protected in so acting, or in so refraining from acting, hereunder in accordance with written instructions signed by Lenders (or, if applicable, Majority Lenders). Such instructions and any action taken or failure to act pursuant thereto shall be binding on all Lenders and on all holders of the Notes.

     11.14 Several Obligations. The obligation of each Lender is several, and neither Agent nor any other Lender shall be responsible for the obligation and commitment of any other Lender.

     11.15 Consent of Lenders.

     (a) Except as expressly provided herein, Agent shall have the sole and exclusive right to service, administer and monitor the Loans and the Loan Documents, including, without limitation, the right to exercise all rights, remedies, privileges and options under this Agreement and under the other Loan Documents, including, without limitation, the credit judgment with respect to the making of Loans and the determination as to the basis on which and extent to which Loans may be made and, upon consultation with Issuer or its Affiliate (as applicable), the determination as to whether draws should be honored for Letters of Credit. To the extent reasonably practicable under the circumstances, without impairing (in Agent's judgment) the Lenders' rights and interests concerning the Borrowers or the Collateral, Agent shall give notice to and shall consult with Lenders prior to enforcing, or taking any action to collect, any and all of the Obligations of Borrowers or any other Person under the Loan Documents or acquiring any or all of the Collateral (title to any such Collateral being held for the



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

benefit of the Lenders according to this Agreement). Agent may exercise such rights directly or by employing others to operate, manage, preserve, protect and dispose of such Collateral.

     (b) Notwithstanding anything to the contrary contained in subsection 11.15(a) above, Agent shall not without the prior written consent of all
Lenders: (i) extend any payment date under the Notes or this Agreement or the Revolving Credit Maturity Date, (ii) reduce any interest rate applicable to any of the Loans, any fee payable to Lenders hereunder or any fee for any Letter of Credit or LC Guaranty, (iii) increase the Total Revolving Credit Facility, (iv) waive any Event of Default under subsection 10.1.1, (v) compromise or settle all or a portion of the Obligations, (vi) release any Borrower or Subsidiary Guarantor or any other Person liable in any way on account of the Obligations except in connection with termination of the Revolving Credit Facility, and full payment and satisfaction of all Obligations (including, without limitation, obligations of Borrower under the Revolving Credit Note), except that (x) Agent may release any Subsidiary Guarantor from its liabilities under the Subsidiary Guaranty and/or any Subsidiary Guarantor Pledge Agreement if such release is required under the provision thereof, and (y) if all of the stock of any Borrower or Subsidiary Guarantor is sold in a transaction permitted by subsection 8.2.9(iii), Agent shall release such Borrower or Subsidiary Guarantor from its obligations hereunder and under any of the other Loan Documents upon request of Borrowers, (vii) amend the definition of Borrowing Base, Eligible Accounts or Majority Lenders, (viii) amend subsection 7.1.26, subsection 8.3.4(i) of Schedule 8.3 or this subsection 11.15(b), or (ix) modify the permitted use of proceeds, provided that, Agent may, in its sole discretion and without the consent of any Lenders, release insurance proceeds collected under subsection 6.1.2 to Borrowers to permit the repair, reconstruction or replacement of the loss or damage to Collateral. To the extent applicable, upon receipt of written consent of all Lenders with respect to any of the foregoing, Agent shall act in accordance therewith.

     (c) Notwithstanding anything to the contrary contained in subsection 11.15(a) above, and subject to any applicable limitation set forth in subsection 11.15(b) above, Agent shall not, without the prior written consent of Majority
Lenders: (i) waive any Event of Default (other than an Event of Default under subsection 10.1.1 which is subject to clause (iv) of subsection 11.15(b) above), provided that, Agent may, in its discretion at any time, and without the consent of any other Lender, extend the time for delivery of (x) any financial statements or other financial reporting or projections under subsections 8.1.8 or 8.1.5 for up to an additional thirty (30) days and (y) any Borrowing Base Certificate under subsection 8.1.6 for up to an additional ten (10) days; (ii) consent to any Borrower's taking any action which, if taken, would constitute an Event of Default under this Agreement or under any of the other Loan Documents;
(iii) amend or modify or agree to an amendment or modification of any provision of this Agreement; or (iv) release Collateral in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate in any fiscal year. To the extent applicable, upon receipt of written consent of Majority Lenders with respect to any of the foregoing, Agent shall act in accordance therewith.

     (d) After an acceleration of the Obligations, Agent shall have the sole and exclusive right, after consultation (to the extent reasonably practicable under the circumstances) with all Lenders and, unless otherwise directed by Majority Lenders, to exercise or refrain from exercising any and all right, remedies, privileges and options under this Agreement or the other Loan Documents and available at law or in equity to protect the rights of


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

Agent and Lenders and collect the Obligations, including, without limitation, instituting and pursuing all legal actions against Borrowers or to collect the Obligations, or defending any and all actions brought by Borrowers or other Person; or incurring expenses or otherwise making expenditures to protect the Collateral, the Loans or Agent's or any Lenders' rights or remedies.

     (e) To the extent Agent is required to obtain or otherwise elects to seek the consent of Lenders to an action Agent desires to take, if any Lender fails to notify Agent, in writing, of its consent or dissent to any request of Agent hereunder within ten (10) Business Days of such Lender's receipt of such request, such Lender shall be deemed to have given its consent thereto.

     (f) Notwithstanding any other provision of this Section 11.15 and without impairing Agent's discretionary rights under Section 10, Agent shall have the right (in its sole discretion) to permit to exist Overadvances to be outstanding as of any date up to an aggregate amount equal to the difference between eighty-five percent (85%) of the net Eligible Accounts outstanding at such date and eighty percent (80%) of the net Eligible Accounts outstanding at such date without right of disapproval by or consent of any Lenders, and be entitled in its sole discretion to permit Borrowers a period not to exceed ninety (90) days to repay or remove such Fleet Capital Corporation Overadvance; provided that, notwithstanding anything to the contrary contained in the foregoing or otherwise in this 1633 Broadway, 29th Floor Agreement, Overadvances may not be outstanding on more than ninety (90) days in the aggregate (regardless of whether New York, NY 10017 such days are consecutive or not) during any one (1) fiscal year of Borrowers . Notwithstanding the foregoing, Attention: Loan Administration Manager Agent shall not grant any request for an Overadvance to the extent that the aggregate amount of all Loans (after Facsimile No.: 646-366-4393 giving effect to such requested Overadvance) would exceed the Total Revolving Credit Facility.

     11.16 Participations and Assignments. Each Borrower hereby acknowledges and agrees that any Lender may at any time subject to the prior written consent of Majority Lenders: (a) grant participations in up to forty-nine percent (49%) of its Pro Rata Share of the Loans and of its right, title and interest therein or in or to this Agreement (collectively, "Participations") to any other lending office of such Lender or to any Participating Lender; provided, however, that:
(i) all amounts payable by Borrowers to each Lender hereunder shall be determined as if such Lender had not granted such Participation; and (ii) any agreement pursuant to which any Lender may grant a Participation: (A) shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement; (B) such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement without the consent of the Participating Lender if such amendment, modification or waiver would reduce the principal of or rate of interest on the Loans, increase the amount of the Total Revolving Credit Facility, or postpone the date fixed for any scheduled payment of principal of or interest on the Loans; and
(C) shall not relieve such Lender from its obligations, which shall remain absolute, to (subject to the terms and conditions hereof) make Loans hereunder; and (b) assign, pursuant to a written assignment and acceptance in form and substance satisfactory to Agent (the "Assignment") all or any percent of its Pro Rata Share of the Loans, or any right, title and interest therein or in and to this Agreement to any financial institution so long as (i) after any such assignment occurs, the Pro Rata Share of each Lender under this Agreement equals at least Five Million Dollars



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

($5,000,000.00), (ii) Agent and (if no Event of Default is outstanding) Borrowers consent to such assignment in writing, which consent shall not be unreasonably withheld or delayed, and (iii) Agent receives an assignment fee from the assigning Lender (not reimbursable by or chargeable to Borrowers) of Three Hundred Five Hundred Dollars ($3,500.00). Upon the execution by the assignor and assignee of the Assignment, and delivery to Agent of the Assignment for acceptance, the assigning Lender shall, to the extent provided in the Assignment, be released from its obligations under this Agreement and the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment have the rights and obligations of a Lender hereunder. All Participations and assignments hereunder shall be of all of the Loans in the same proportion as is the Pro Rata Percentage of all Loans of the Lender making the assignment or granting the Participation. Each Borrower agrees that it will use its best efforts to assist and cooperate with Agent in any manner reasonably requested by Agent to effect the sale of participations in or assignments pursuant to this Section 11.16, including, without limitation, assisting in the preparation of appropriate disclosure documents. Each Borrower further agrees that Agent may disclose credit information regarding such Borrower to any potential participant or assignee. Notwithstanding anything to the contrary contained in this Agreement, each Lender shall have the right, without the consent of Borrowers or Agent, to (x) assign as security all or part of its rights under this Agreement and/or in the Loans to any Federal Reserve Bank and
(y) assign all or any part of its rights and obligations under this Agreement and/or in the Loans to any of its Affiliates.

     11.17 Borrowers' Consent. Any amendment to Section 11 (other than Section 11.16) of this Agreement shall not require Borrowers' consent.

     11.18 Security Interest of Lender. To the extent any Lender obtains a Lien upon or security interest in any of the Collateral in support of any Obligation of Borrowers, or any of them, that does not arise under this Agreement or any of the Loan Documents (other than a purchase money security interest or a Capitalized Lease Obligation, the incurrence and existence of which is otherwise permitted under this Agreement), such Lien and security interest shall be subordinate in priority to the Lien upon and security interest in the Collateral of Agent, held for the ratable benefit of Lenders.

SECTION 12. MISCELLANEOUS

     12.1 Power of Attorney. Subject to and consistent with Medicare and Medicaid regulations, each Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower's true and lawful attorney (and agent-in-fact) for the purposes of this Agreement and Agent, or Agent's agent, may, without notice to such Borrower, and in either such Borrower's or Agent's name, but at the cost and expense of
Borrowers:

     12.1.1 Agent or Agent's agent, in its sole discretion, may for the purpose of deposit, endorse such Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or any Lender or under Agent's or any Lender's control.

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     12.1.2 At such time or times upon the occurrence and during the continuance of an Event of Default as Agent, or Agent's agent, in its sole discretion, may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of such Borrower's rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign such Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) subject to any applicable confidentiality restrictions, receive, open and dispose of all mail addressed to such Borrower and to notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of such Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the name of such Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use such Borrower's stationery and sign the name of such Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) subject to any applicable confidentiality restrictions, use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent's determination, to fulfill such Borrower's obligations under this Agreement.

     12.2 Indemnity. Borrowers hereby agrees to indemnify Agent and each Lender and each of their Affiliates, and the officers, directors, employees, agents and advisors of each of the foregoing (each an "Indemnified Party") and hold each Indemnified Party harmless from and against any claims, expenses, liability, loss, damage, suit, action or proceeding ever suffered or incurred by or asserted or awarded against any Indemnified Party (including reasonable attorneys fees and legal expenses) as the result of any Borrower's failure to observe, perform or discharge such Borrower's duties hereunder except to the extent resulting from or relating to Agent's or any Lender's gross negligence or willful misconduct. In addition, Borrowers shall defend Agent and each Lender against and hold Agent and each Lender harmless from all claims of any Person with respect to the Collateral except to the extent resulting from or relating to Agent's or any Lender's gross negligence or willful misconduct. Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Agent and any Lender by any Person under any Environmental Laws or similar laws by reason of any Borrower's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of Borrowers under this Section 12.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

     12.3 Modification of Agreement; Sale of Interest. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrowers, Agent and the Lenders required hereunder. No Borrower may sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, such Borrower's rights, title, interests, remedies, powers, and duties hereunder or thereunder.

     12.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     12.5 Successors and Assigns. This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrowers, Agent and each Lender permitted under
Section 11.16 hereof.

     12.6 Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in Section 3.2 hereof and except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

     12.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

     12.8 Notice. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given or delivered immediately when delivered against receipt, one (1) Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent, provided that a copy is sent by overnight courier or personal delivery immediately thereafter, addressed as follows:

If to Agent or any Lender:


With a copy to:              Blank Rome Comisky & McCauley LLP
                             One Logan Square
                             Philadelphia, PA 19103
                             Attention: Lawrence F. Flick, II, Esquire
                             Facsimile No.: 215-569-5522

If to Borrowers:             Gentiva Health Services, Inc.
                             3 Huntington Quadrangle 2S

                             Melville, NY 11747
                             Attention: Ronald A. Malone
                             Facsimile No.: 631-844-7538

With a copy to:              McKenna Long & Aldridge LLP
                             303 Peachtree Street, Suite 5300
                             Atlanta, GA 30308
                             Attention: Phillip Bradley
                             Facsimile No: 404-527-4198

If to Lenders:               To the address for each Lender set forth on
                             Annex I hereto.

or to such other address as each party may designate for itself by notice given in accordance with this Section 12.8; provided, however, that any notice, request or demand to or upon Agent pursuant to subsection 3.1.1 or 4.2.2 hereof shall not be effective until received by Agent. Any notice provided hereunder to Borrowing Agent shall be deemed to have been provided to, and shall bind and be effective against, Borrowers.

     12.9 Agent's and Lender's Consent. Whenever Agent's or any Lender's consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, Agent or any Lender shall be authorized to give or withhold such consent in its sole and absolute discretion (except to the extent expressly provided otherwise in this Agreement) and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

     12.10 Credit Inquiries. Each Borrower hereby authorizes and permits Agent and each Lender to respond to usual and customary credit inquiries from third parties concerning such Borrower or any of its Subsidiaries.

     12.11 Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

     12.12 Entire Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written, including the prior Loan Agreement.

     12.13 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

     12.14 GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW

YORK; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN NEW YORK, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT'S OR ANY LENDER'S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF NEW YORK. REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF ANY BORROWER, AGENT OR ANY LENDER, EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE SUPREME COURT OF NEW YORK, SITTING IN NEW YORK COUNTY, OR, AT AGENT'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN SUCH BORROWER AND AGENT AND/OR ANY LENDER PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND SUCH BORROWER HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY THE METHODS AND IN THE MANNER SET FORTH IN SECTION 12.8 HEREOF FOR THE GIVING OF NOTICE. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR ANY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

     12.15 WAIVERS. EACH BORROWER WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH EACH LENDER AND AGENT HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT AND/OR ANY LENDER ON WHICH SUCH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER AGENT AND/OR ANY LENDER MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO TAKING POSSESSION OR

CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT AND/OR ANY LENDER TO EXERCISE ANY OF AGENT'S AND/OR ANY LENDER'S REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (v) NOTICE OF ACCEPTANCE HEREOF AND (vi) EXCEPT AS PROHIBITED BY LAW, ANY RIGHT TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN OR IN ADDITION TO ACTUAL DAMAGES (WHICH EACH LENDER AND AGENT HEREBY ALSO WAIVES). EACH BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT'S AND EACH LENDER'S ENTERING INTO THIS AGREEMENT AND THAT AGENT AND EACH LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWERS. EACH BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     12.16 Joint and Several Liability. The liability of each of the Borrowers hereunder shall be joint and several.

     12.17 Release Upon Termination. Upon the termination of this Agreement pursuant to Section 4.2 hereof and the full, final and indefeasible payment in cash of all the Obligations hereunder, or any sale or transfer (but not including any lease transfer) of Collateral by any Borrower or any Subsidiary permitted by the terms of this Agreement, the Agent shall, upon the request and at the sole cost and expense of Borrowers, forthwith assign, transfer and deliver to Borrowers, against receipt and without recourse or warranty by Agent,
(i) all of the Collateral (or in the case of a sale or transfer, such of the Collateral as is subject to such sale or transfer) that may be in possession of the Agent and shall not have been sold by Agent in accordance with or otherwise applied to the Obligations pursuant to the terms hereof, and (ii) with respect to such Collateral as is not in possession of Agent, proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such Collateral (or, in the case of a sale or transfer such of the Collateral, as is subject to such sale or transfer), as the case may be. Notwithstanding anything else herein, Agent shall retain any Collateral provided to Agent under Section 1.3 for the purpose of securing any Letter(s) of Credit or LC Guaranties with expiration dates beyond the last day of the Original Term until such time as such Letter(s) of Credit and/or LC Guarant(ies) shall have expired.

     12.18 Borrowing Agent. Each Borrower hereby irrevocably designates and appoints Borrowing Agent, in such capacity, to be its attorney and agent-in-fact with respect to all matters under and pertaining to this Agreement, including without limitation, in connection with the loan and interest rate request and designation procedures set forth in this Agreement, and in connection with all procedures regarding the giving of notice to Borrowers, or any one or more of them, set forth in this Agreement and to borrow, request Revolving Credit Loans, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurance now or hereafter required hereunder, on behalf of each such Borrower in connection with this Agreement or any other Loan Document, whether in respect of the requesting of Revolving Credit Loans and/or Letters of Credit, in respect of the designations of Revolving Credit Loans as Revolving Credit Base Rate Loans or LIBOR Rate Loans or the designation of LIBOR Interest Periods for LIBOR Rate Loans or otherwise, and hereby authorizes Agent to pay over and credit all proceeds of any Loans hereunder in accordance with the requests and instructions of Borrowing Agent (including without limitation, instructions to pay such proceeds to Borrowing Agent or an account maintained and/or controlled by Borrowing Agent). Agent and Lenders may rely on all communications and instructions of any kind received from Borrowing Agent as though identical communications or instructions had been received from each and every Loan Party.

     12.19 Payment Dates as Business Days. If any date specified for the payment of any Obligation (whether principal, interest or otherwise) falls on a date that is not a Business Day, then such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of interest and fees due hereunder.

     12.20 Prior Loan Agreement. For the avoidance of doubt, each Lender, Agent and each Borrower acknowledges and agrees that the Prior Loan Agreement has been and shall be deemed to have been terminated immediately prior to the effectiveness of this Agreement pursuant to Section 9.1, and that this Agreement shall replace and supercede the Prior Loan Agreement. Notwithstanding anything to the contrary contained in any of the foregoing or otherwise in this Agreement, Borrowers, Agent and Lenders agree that all UCC-1 financing statements filed by Agent against Borrowers in connection or the Prior Loan Agreement shall be deemed to have been filed also in connection with this Agreement and shall continue in effect without interruption and that the priority of Agent's security interest in the Collateral shall continue and remain unaffected and unchanged.



                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

                         [SIGNATURES ON FOLLOWING PAGES]

         IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year specified at the beginning of this Agreement.

                          BORROWERS:

                          GENTIVA HEALTH SERVICES, INC.


                          By:______________________________
                          Name: John Potapchuk
                          Title:   Vice President of Finance

                          GENTIVA HEALTH SERVICES HOLDING CORP.


                          By:______________________________
                          Name: John Potapchuk
                          Title: Assistant Treasurer

                          BORROWING SUBSIDIARY CORPORATIONS:
                          ---------------------------------
                          Gentiva CareCentrix, INC.
                          Gentiva CareCentrix  (Area One) Corp.
                          Gentiva CareCentrix (Area Two) Corp.
                          Gentiva CareCentrix  (Area Three) Corp.
                          Gentiva Certified HealthCare Corp.
                          Gentiva  Health Services (Certified), Inc.
                          Gentiva  Health Services (USA), Inc.
                          Gentiva Services of New York, Inc.
                          New York Healthcare Services, Inc.
                          OHS Service Corp.
                          QC-Medi New York, Inc.
                          Quality Care - USA, Inc.
                          Quality Managed Care, Inc.



                          By:______________________________
                          Name: John Potapchuk
                          itle: Assistant Treasurer

                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]
             [Borrowers Signature Page to June 2002 Loan Agreement]

                                            AGENT:
                                            -----

                                            FLEET CAPITAL CORPORATION,
                                            as Agent


                                            By:______________________________
                                            Name: Frank DiCeglie
                                            Title: Senior Vice President


                                            LENDERS:
                                            -------

                                            FLEET CAPITAL CORPORATION,


                                            By:______________________________
                                            Name: Frank DiCeglie
                                            Title: Senior Vice President

                                            Siemens Financial Services, Inc.


                                            By:______________________________
                                            Name:
                                            Title:

                                            HFG HEALTHCO-4 LLC


                                            By:______________________________
                                            Name:
                                            Title:

         [Agent and Lenders Signature Page to June 2002 Loan Agreement]

                                   APPENDIX A

                               GENERAL DEFINITIONS

     When used in the Loan and Security Agreement dated as of June 13, 2002 by and among Fleet Capital Corporation, as agent, the financial institutions identified as "Lenders" on Annex I attached thereto, Gentiva Health Services, Inc., Gentiva Health Services Holding Corp. and each of the Subsidiary Borrowing Corporations listed on the signature pages hereto (each a "Borrower," and collectively "Borrowers"), (a) the terms Certificated Security, Chattel Paper, Commercial Tort Claims, Control, Deposit Accounts, Document, Equipment, Electronic Chattel Paper, Financial Asset, Fixture, General Intangible, Goods, Instrument, Inventory, Investment Property, Health-Care-Insurance Receivables, Letter-Of-Credit Rights, Payment Intangibles, Proceeds, Security, Security Entitlement, Software, Supporting Obligation, Tangible Chattel Paper, and Unidentified Security shall have the respective meanings assigned thereto in the Code, (b) all terms indicating Collateral having meanings assigned thereto under the Code shall be deemed to mean such Property whether now owned or hereafter created or acquired by any Borrower or in which any Borrower now has or hereafter acquires any interest, and (c) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

     Account Debtor - any Person who is or may become obligated under or on account of any Account, Chattel Paper, Contract Right or General Intangible, including without limitation any Obligor.

     Accounts - as defined in the Code, provided that, the term "Account" shall be deemed to specifically include all rights of Borrowers to payment and/or reimbursement under the federal Medicare program or any state Medicaid program and all Health-Care-Insurance Receivables.

     Accredo - Accredo Health, Incorporated

     Adjusted LIBOR Rate - as applicable to any LIBOR Rate Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/16th of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such LIBOR Rate Loan which appears on the Telerate page 3750 as of 11:00 a.m. (London time) on the day that is two (2) London

Banking Days preceding the first day of such LIBOR Rate Loan; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the Adjusted LIBOR rate shall be the rate (rounded upwards as described above, if necessary) for deposits in U.S. dollars for a period substantially equal to the interest period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two (2) London Banking Days prior to the beginning of such interest period. If both the Telerate and Reuters systems are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such LIBOR Rate Loan which are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. (London time), on the day that is two (2) London Banking Days preceding the first day of such LIBOR Rate Loan as selected by Lender. The principal London office of each of the major London Banks so selected will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two (2) such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such LIBOR Rate Loan offered by major banks in New York City at approximately 11:00 a.m. Eastern time, on the day that is two (2) London Banking Days preceding the first day of such LIBOR Rate Loan. In the event that Lender is unable to obtain any such quotation as provided above, it will be determined that the Adjusted LIBOR Rate pursuant to a LIBOR Rate Loan cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Bank then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

     Adjusted Net Earnings from Operations - with respect to any fiscal period, means the net earnings (or net loss) as reflected on the financial statements of Borrowers supplied to Lender pursuant to subsection 8.1.3 of the Agreement, with those items listed on Exhibit J added back thereto (to the extent initially deducted therefrom), but excluding:

     (i) any gain or loss arising from the sale of capital assets;

     (ii) any gain arising from any write-up of assets;

     (iii) earnings of any Subsidiary of any Borrower accrued prior to the date it became a Subsidiary;

     (iv) earnings of any corporation, substantially all of the assets of which have been acquired in any manner by any Borrower, realized by such corporation prior to the date of such acquisition;

     (v) net earnings of any business entity (other than a Subsidiary of any Borrower) in which any Borrower has an ownership interest unless such net earnings shall actually have been received by such Borrower in the form of cash distributions;

     (vi) any portion of the net earnings of any Subsidiary of any Borrower which for any reason is unavailable for payment of dividends to any Borrower;

     (vii) the earnings of any Person to which any assets of any Borrower have been sold, transferred or disposed of, or into which any Borrower shall have been merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction;

     (viii) any gain arising from the acquisition of any Securities of any Borrower; and

     (ix) any gain arising from extraordinary or non-recurring items.

     Affiliate - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 25% (or, when used in the definition of Eligible Account, 5%) or more of any class of the Voting Stock of a Person; or (iii) 25% (or, when used in the definition of Eligible Account, 5%) or more of the Voting Stock (or in the case of a Person which is not a corporation, 25% (or, when used in the definition of Eligible Account, 5%) or more of the equity interest)) of which is beneficially owned or held by a Person or a Subsidiary of a Person.

     Agreement - the Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A, all as amended, restated, replaced or supplemented from time to time.

     Aggregate Adjusted Availability - an amount equal to the sum of (A) the Borrowing Base plus (B) Borrowers' unrestricted cash on hand, plus (C) any Availability Expense Adjustments, less (D) the sum of (i) the amount of all Loans and the LC Amount as of the Closing Date plus (ii) all sums due and owing to trade creditors which remain outstanding beyond normal trade terms, or special terms granted by trade creditors, plus (iii) any reserves against the Borrowing Base permitted by subsection 1.1.1 hereof, plus (iv) closing payments and expenses.

     Annual Financial Reports - as defined in the last paragraph of subsection
8.1.3 of the Agreement.

     Applicable Margin - a percentage equal to, initially, with respect to (i) the interest rate on any Revolving Credit Base Rate Loan, one and one-quarter percent (1.25%); per annum and (ii) the interest rate on any Revolving Credit LIBOR Rate Loan, three and one-quarter percent (3.25%) per annum; (iii) the amount of the Unused Line Fee, one-half of one percent (0.50%) per annum; and
(iv) the amount of the Letter of Credit Availability Fee, two and one-half percent (2.50%) per annum provided that such percentage shall be reviewed (and if applicable adjusted) quarterly on the Pricing Adjustment Date following each Covenant Reporting Date, beginning with the Covenant Reporting Date on which Borrowers shall deliver the Annual Financial Reports for Borrowers' fiscal year 2002 and continuing each quarter thereafter on each successive Pricing Adjustment Date, with such adjustment being based on the Consolidated EBITDA reported by Borrowers on the respective Annual Financial Reports or Quarterly Financial Reports as follows:




EBITDA for Relevant Covenant    Revolving Credit   Revolving Credit LIBOR    Unused Line Fee    Letter of Credit
     Measurement Period         Base Rate Loans          Rate Loans                             Availability Fee
------------------------------------------------------------------------------------------------------------------

Greater than $20,000,000.00             1.00%               3.00%                     0.375%                2.25%
------------------------------------------------------------------------------------------------------------------
$20,000,000.00 or less                  1.25%               3.25%                      0.50%                2.50%
------------------------------------------------------------------------------------------------------------------


     Such adjustment, if any, shall be effective as of each such Pricing Adjustment Date until (but not including) the next following Pricing Adjustment Date (each such period being a "Pricing Adjustment Period"). The Applicable Margin as determined on each Covenant Reporting Date shall apply to all Revolving Credit LIBOR Rate Loans for which the LIBOR Interest Period commences during the corresponding Pricing Adjustment Period, but shall not apply to any Revolving Credit LIBOR Rate Loan for which the LIBOR Interest Period commenced prior to such corresponding Pricing Adjustment Period. If Borrowers fail to deliver any Annual or Quarterly Financial Reports within the time required by subsection 8.1.3, the Applicable Margin shall be adjusted as of the Pricing Adjustment Date following the Covenant Reporting Date on which such Annual or Quarterly Financial Reports were due as though the Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the relevant Covenant Measurement Period was less than Twenty Million Dollars ($20,000,000.00), and such Applicable Margin shall remain in effect until the next following Pricing Adjustment Date, at which time the Applicable Margin shall be adjusted according to the provisions hereof.

     Availability - the amount of money which Borrowers are entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of (A) (i) the principal amount of all Loans then outstanding (including any amounts which Agent and/or any Lender may have paid for the account of Borrowers pursuant to any of the Loan Documents and which have not been reimbursed by Borrowers), (ii) the LC Amount and (iii) any reserves established by Agent under subsection 1.1.1, is subtracted from the (B) Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is zero.

     Availability Expense Adjustments - any cash payments identified on the financial budget and projections for the Company and its Consolidated Subsidiaries previously delivered to Agent and set forth in Exhibit H hereto as payments to be made subsequent to the Closing Date which were actually made during the period beginning on the dates of the Commitment Letter among the Company, Agent and Fleet Securities, Inc. and ending on the Closing Date, as certified by Borrowing Agent in an Availability Expense Adjustment Certificate.

     Availability Expense Adjustment Certificate - A certificate signed by the Chief Financial Officer of the Company identifying any Availability Expense Adjustment payments to be included in the calculation of Aggregate Adjustment Availability, which certificate shall be accompanied by an audit trail for each such payment satisfactory to Agent in its sole discretion.

     Audit Fees - as defined in Section 2.7 hereof.

     Bank - Fleet National Bank, N.A., or its successor, or such other bank as Agent may hereafter designate with the consent of Borrowers, which consent shall not unreasonably be withheld.

     Base Rate - on any day the higher of (a) the rate of interest most recently announced or quoted by Bank as its prime rate for commercial loans, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers; and, if such prime rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate and (b) the rate of interest equal to the Federal Funds Rate plus one-half of one percent (0.50%).

     Borrowing Agent - Gentiva Health Services, Inc.

     Borrowing Base - as at any date of determination thereof, an amount equal to the lesser of:

     (i) an amount equal to Total Revolving Credit Facility Amount; or

     (ii) an amount equal to 80% of the net amount of Eligible Accounts outstanding at such date; provided, however, that (x) loans against Government Accounts shall at no time exceed in the aggregate Twenty-Five Million Dollars ($25,000,000.00) and (y) loans against Direct Patient Accounts shall at no time exceed in the aggregate Five Million Dollars ($5,000,000.00) (such amount calculated under this clause (ii), as of any date of determination, the "Formula Amount").For the purposes hereof, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent's option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time.

     Borrowing Base Certificate - a certificate by a responsible officer of Borrowing Agent, substantially in the form of Exhibit C (or another form acceptable to Agent) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be satisfactory to Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by Borrowers and certified to Agent; provided, that Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation after giving notice thereof to the Borrowers, (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that such calculation is not in accordance with this Agreement.

     Business Day - any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are closed.

     Capital Expenditures - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, all as determined in accordance with GAAP, provided that no portion of the consideration paid by any Borrower in connection with any Permitted Acquisition shall be deemed to be a Capital Expenditure.

     Capitalized Lease Obligation - any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

     CHAMPUS means the Civilian Health and Medical Program of the Uniformed Service, a part of TRICARE, a medical benefits program supervised by the U.S. Department of Defense.

     Change of Control - if at any time (i) with respect to the Company, any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934 as in effect at the date of the Closing) or related persons constituting a group (as such term is used Rule 13d-5 under the Securities Exchange Act of 1934 as in effect as of the date of the Closing) become the "beneficial owners" (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934 as in effect on the date of Closing), directly or indirectly, of more than fifty percent (50%) of the total voting power of the then outstanding Capital Stock of the Company, or (ii) with respect to any Borrower or Subsidiary Guarantor other than the Company, such Borrower or Subsidiary Guarantor shall cease to be a wholly-owned direct or indirect subsidiary of the Company (except in connection with a disposition of all of the stock of any such Borrower or Subsidiary Guarantor in accordance with the terms of subsection 8.2.9(iii)).

     Closing Date - the date on which all of the conditions precedent in Section 9 of the Agreement are satisfied.

     CMMS- the Center for Medicare and Medicaid Services.

     Code - the Uniform Commercial Code as adopted and in force in the State of New York, as from time to time in effect; provided, however, that if by reason of mandatory provisions of law, the perfection or effect of perfection or non-perfection of the security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York "Code" shall mean the Uniform Commercial Code as in effect in such other jurisdiction as from time to time in effect, for the purposes of provisions hereof relating to such perfection or effect of perfection or non-perfection.

     Collateral - all of the Property and interests in Property granted to Agent, for the ratable benefit of Lenders, pursuant to Section 5 of the Agreement, and all other Property and interests in Property in which a security interest or Lien is now or hereafter is granted to Agent, for the ratable benefit of Lenders, specifically including pursuant to any Security Documents, to secure the payment and performance of any of the Obligations.

     Collections - means with respect to any Account, all cash collections on such Account.

     Commercial Lockbox - any lockbox and/or deposit account in the name of any Borrower maintained at the Depository Bank(s) to which collections are sent that is not a Government Lockbox.

     Company - as defined in the Recitals to the Agreement.

     Concentration Account(s) - Borrowers' centralized cash management deposit account(s) maintained at the Depository Bank(s) into which Borrowers' funds and Proceeds of all Accounts are deposited and/or transferred from the applicable Lockbox Account(s) and from which, during any Dominion Period, all of Borrowers' funds on deposit therein will be swept on a daily basis according to the provisions of subsection 6.2.5. Concentration Account(s) may also be Lockbox Account(s).

     Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

     Consolidated and Consolidating - the consolidation and consolidating in accordance with GAAP of the accounts or other items as to which such term applies.

     Contract Right - any right of Borrowers to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time, not yet earned by performance.

     Control Agreement - as defined in subsection 6.2.5 of the Agreement.

     Covenant Measurement Period - as of any Covenant Testing Date, the four (4) consecutive fiscal quarters then ended.

     Covenant Reporting Date - as to each Covenant Measurement Period, the earlier of (x) the date on which the corresponding set of Borrowers' Annual or Quarterly Financial Reports are required to be delivered under the provisions of subsection 8.1.3 or (y) the date each such set of Annual or Quarterly Financial Reports is actually delivered to Agent by Borrowers.

     Covenant Testing Date - the last day of each fiscal quarter (specifically including the fourth fiscal quarter) of each fiscal year of Borrowers.

     Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

     Default Rate - as defined in subsection 2.1.2 of the Agreement.

     Depository Bank - as defined in subsection 6.2.5(i).

     Direct Patient Accounts - Accounts on which the Obligor is the Patient. Direct Patient Accounts shall not include any Account which is a Government Account or any Account on which the Obligor is an Insurer.

     Distribution - in respect of any corporation means and includes: (i) the payment of any dividends or other distributions on capital stock of the corporation (except distributions in such stock) and (ii) the redemption or acquisition of Securities unless made contemporaneously from the net proceeds of the sale of Securities.

     Dominion Account - a special account of Agent, for the benefit of Lenders, established by Borrowers pursuant to the Agreement at Bank, and over which Agent shall have sole and exclusive access and control for withdrawal purposes at all times (regardless of whether a Dominion Triggering Event shall have occurred).

     Dominion Period - as defined in subsection 6.2.5(i) hereof.

     Dominion Triggering Event - as defined in subsection 6.2.5(i) hereof.

     Dominion Triggering Notice - as defined in subsection 6.2.5(i) hereof.

     EBITDA - for any Covenant Measurement Period, the sum of (i) Adjusted Net Earnings From Operations for such Covenant Measurement Period plus (ii) the sum of depreciation, amortization, income tax and Interest Expense for such Covenant Measurement Period plus (iii) to the extent deducted from the calculation of Adjusted Net Earnings, an amount equal to any payments made during such Covenant Measurement Period in relation to the stock option tender offer concerning the common stock of the Company consummated in connection with the SPS Sale and the execution of this Agreement plus (iv) for any Covenant Measurement Period which includes any portion of Borrowers' fiscal year 2002, the sum of (A) up to Two Hundred Seventeen Million Three Hundred Thousand Dollars ($217,300,000.00) in FASB goodwill impairment charges actually charged during such Covenant Measurement Period, (B) up to Fourteen Million Dollars ($14,000,000.00) in cash transaction expenses related to the SPS Sale and the entering into of this Agreement (all as more specifically set forth on Exhibit D hereto) actually charged during such Covenant Measurement Period, (C) up to Ten Million Dollars ($10,000,000.00) in cash restructuring expenses relating to the Restructuring (all as more specifically set forth on Exhibit E hereto) actually charged during such Covenant Measurement Period, and (D) up to Eleven Million Dollars ($11,000,000.00) in non-cash restructuring expenses relating to the Restructuring (all as more specifically set forth on Exhibit F hereto) actually charged during such Covenant Measurement Period, all determined on a Consolidated basis for the Company and its Consolidated Subsidiaries in accordance with GAAP.

     Eligible Account - an Account arising in the ordinary course of any Borrower's business from the sale of goods or rendition of services, and for which an invoice has been mailed or transmitted to the respective Account Debtor (or prepared for mailing or transmission to the respective Account Debtor, provided that such invoice is actually mailed or transmitted within three (3) Business Days), which Agent, in its sole credit judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

     (i) it is outstanding (a) more than one hundred eighty days (180) past the date of the invoice for the goods and/or services was issued or (b) more than one hundred ninety-five (195) days past the date the corresponding goods and/or services were provided;

     (ii) it arises out of a sale made by such Borrower to an Account Debtor who is an Affiliate of any Borrower or to an Account Debtor controlled by an Affiliate of any Borrower; or

     (iii) fifty percent (50%) or more of the Accounts from the Account Debtor to all Borrowers are not deemed Eligible Accounts hereunder; or

     (iv) the total unpaid Accounts of the Account Debtor to all Borrowers exceed twenty percent (20%) of the net amount of all Eligible Accounts, to the extent of such excess; or

     (v) the Account is subject to any terms pursuant to which (i) payment by the Account Debtor is conditional or (ii) the repayment of the Account by the Account Debtor is subject to any payment arrangement entered into after payment default by the Account Debtor;

     (vi) any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; or

     (vii) the Account Debtor is also any Borrower's creditor or supplier, but only to the extent of such Borrower's liabilities or obligations to such creditor or supplier, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to any Borrower, or the Account otherwise is or may become subject to any right of setoff by the Account Debtor, but only to the extent of any actual dispute or claim or actual or potential right of setoff; or

     (viii) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

     (ix) the Account Debtor is not located in the United States or Canada, unless the Account is supported by a letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole discretion; or

     (x) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis, provided that, at such time as such sale becomes final, such Account shall no longer be excluded from Eligible Accounts under this clause; or

     (xi) the Account is not at all times subject to Agent's duly perfected, first priority Lien and security interest (for the ratable benefit of Lenders) and no other Lien; or

     (xii) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by such Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

     (xiii) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

     (xiv) such Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

     (xv) it represents finance charges, to such extent.

     Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidelines, orders and consent decrees relating to health, safety and environmental matters.

     EOB - as defined in subsection 7.1.26(c)(i) of the Agreement.

     ERISA - the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.

     Event of Default - as defined in Section 10.1 of the Agreement.

     Existing Letters of Credit - those certain standby letters of credit issued for the account of one or more of the Borrowers by Bank pursuant to the Prior Loan Agreement which are listed on Exhibit G hereto.

     Federal Funds Rate shall mean, on any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal Funds brokers of recognized standing selected by it.

     Fixed Charge Coverage Ratio - for any Covenant Testing Period, the ratio of
(i) the sum of (A) EBITDA for such Covenant Measurement Period, minus (B) all Capital Expenditures made during such Covenant Measurement Period minus (C) all income taxes paid or due during such Covenant Measurement Period minus (D) all Distributions paid and accrued during such Covenant Measurement Period divided by (ii) the sum of (x) the current portion of long term Indebtedness (including indebtedness under this Agreement) paid or scheduled to be paid during such Covenant Measurement Period plus (y) the Interest Expense for such Covenant Measurement Period, all determined on a Consolidated basis for the Company and its Consolidated Subsidiaries in accordance with GAAP.

     Frederickson Bond - that certain supersedeas bond executed in connection with the lawsuit captioned Donna Frederickson vs. Olsten Corporation and Olsten Health Services Corp.

     Formula Amount - as defined in the definition of "Borrowing Base".

     GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

     GHS - as defined in the Recitals to the Agreement.

     Government Accounts - Accounts on which any federal or state governmental unit or any intermediary for federal or state governmental unit is the Obligor, including without limitation all Accounts due to any Borrower under the Federal Medicare program or any state Medicaid program.

     Government Authority - any nation or government, government agency or instrumentality, any state or other political subdivision thereof and any entity exercising executive legislative, judicial, regulatory or administrative functions of or pertaining to government.

     Government Lockbox - a lockbox and/or deposit account in the name of Borrower(s) maintained at the Depository Bank(s) to which Collections on all Government Accounts are sent.

     Guarantor - any Person who may now or hereafter guarantee or become surety for payment or performance of the whole or any part of the Obligations.

     HFG - as defined in subsection 8.1.8 hereof.

     Home Health Care Business - the home health care services business operated by Borrowers and their Subsidiaries, including Borrowers' Nursing operating units, through which Borrowers operate nursing agencies which provide skilled nursing and therapy services, paraprofessional nursing services and homemaker services, CareCentrix operating units, through which Borrowers provide outsourcing services and other nursing services, acute and clinical infusion therapies and durable medical equipment, Rehab without Walls operating units, through which Borrowers provide rehabilitation services and the Gentiva Business Services units, through which Borrowers provide software, billing, management and consulting services to other home health agencies.

     Inactive Subsidiary - each of Chronic Health Management of California; Quantum Disease Management, Inc.; QHR Southwest Business Trust; QHR Southwest Holdings Corp.; Skilled Nursing Services, Inc., Care One Health Alternatives, Inc.; and CCI-ASDS, Inc.

     Indebtedness - as applied to a Person means, without duplication

     (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations,

     (ii) all obligations of other Persons which such Person has guaranteed,

     (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person, and

     (iv) in the case of any Borrower (without duplication), the Obligations.

     Insurer - any Person which in the ordinary course of its business or activities agrees to pay for healthcare goods and services received by individuals, including a commercial insurance company, a non-profit insurance company (such as a Blue Cross/Blue Shield entity), an employer or union which self insures for employees or member health insurance and a health maintenance organization. "Insurer" includes, without limitation, insurance companies issuing health, personal injury, worker's compensation or other types of insurance, corporations, hospitals and third party intermediaries but does not include any individual guarantors or employee benefit plans.

     Intellectual Property - all now owned or hereafter acquired: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

     Interest Expense - for any Covenant Measuring Period, all amounts which, in conformity with GAAP, should be included as interest expense on a Consolidated statement of operations of the Company and its Consolidated Subsidiaries for such Covenant Measurement Period, including in any event, without limitation, interest accrued on all Loans, that portion of any Capitalized Lease Obligations attributable to interest expense in accordance with GAAP, debt issuance costs (excluding any debt issuance costs incurred on or prior to the date hereof with respect to the Loans) and capitalized interest accrued during such period, all commissions, discounts and other fees and charges accrued with respect to letters of credit (including Letters of Credit and LC Guaranties) and bankers' acceptance financing and net costs under interest rate protection agreements (including amortization of such costs), all as determined on a Consolidated basis for the Company and its Consolidated Subsidiaries for such Covenant Measurement Period in accordance with GAAP.

     Issuer - Fleet National Bank, N.A., in its capacity as issuer of letters of credit hereunder.

     JCAHO - the Joint Commission for Accreditation of Healthcare Organizations, a nationally recognized organization providing accreditations to hospitals and other healthcare facilities, or any successor entity charged with performing its functions.

     LC Amount - at any time, the aggregate undrawn face amount of all Letters of Credit and LC Guaranties then outstanding.

     LC Guaranty - any guaranty pursuant to which Issuer shall guaranty the payment or performance by any Borrower of its reimbursement obligation under any letter of credit.

     Lenders - as defined in the Recitals hereto.

     Letter of Credit - any letter of credit issued by Issuer for the account of Borrowers.

     Letter of Credit Administration Fees - as defined in Section 2.4 hereof.

     Letter of Credit Availability Fee - as defined in Section 2.4 hereof.

     LIBOR Interest Period - as applicable to any LIBOR Rate Loan, a period commencing on the date a LIBOR Rate Loan is made, and ending on the date which is one (1) month, two (2) months, three (3) months, or six (6) months later, as may then be requested by Borrowing Agent; provided that (i) any LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall end in the next preceding or succeeding Business Day as is Agent's custom in the market to which such LIBOR Rate Loan relates; (ii) there remains a minimum of one (1) month, two (2) months, three (3) months or six (6) months (depending upon which LIBOR Interest Period Borrowing Agent selects) in the Original Term; and (iii) all LIBOR Interest Periods of the same duration which commence on the same date shall end on the same date.

     LIBOR Rate Loans - collectively, all Revolving Credit LIBOR Rate Loans. Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, any Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

     Loan Account - the loan account established on the books of Agent pursuant to Section 3.6 of the Agreement.

     Loan Documents - the Agreement, the Subsidiary Guaranty and the Security Documents and any and all other instruments or documents executed and/or delivered in connection therewith.

     Loans - collectively, all loans and advances of any kind made by Agent or any Lender pursuant to the Agreement, including all Revolving Credit Loans.

     Lockbox Accounts - all Commercial Lockboxes and Government Lockboxes.

     London Business Day - any Business Day on which commercial banks in London, England are open for business.

     Majority Lenders - as of any date, Lenders holding Pro Rata Percentages aggregating at least fifty-one percent (51%), provided that if any one Lender has a Pro Rata Percentage of fifty-one percent (51%) or more, "Required Lenders" shall mean such Lender and at least one other Lender (unless such Lender holds a Pro Rata Percentage of one hundred percent (100%)).

     Material Adverse Effect - any specified event, condition or occurrence as to any Borrower or any of its Subsidiaries which, individually or in the aggregate with any other such event, condition or occurrence, and whether through an effect on such Borrower's or Subsidiary's business, Property, profits or condition (financial or otherwise) or otherwise, that could reasonably be expected to materially and adversely effect (i) the financial condition, business or Properties of the Company and its Subsidiaries taken as a whole,(ii) the ability of Borrowers and Subsidiary Guarantors taken as a whole to perform under the Loan Documents, or (iii) the rights of Agent and Lenders under the Loan Agreement or the value of the Collateral taken as a whole or the perfection or priority of Agent's security interest with respect to any material portion of the Collateral.

     Material Payor - as of any date, an Obligor whose Accounts with Borrowers constitute more than twenty-five percent (25%) of all Accounts of all Borrowers combined over the preceding twelve (12) month period.

     Medicare Act - Subchapter XVIII of the Social Security Act (42 USC Ch. 7).

     Money Borrowed - means (i) Indebtedness arising from the lending of money by any Person to any Borrower; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to any Borrower, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of any Borrower under any guaranty of obligations of another Person that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by such Borrower.

     Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

     Net Available Proceeds - means the (x) aggregate amount of insurance, condemnation awards and other compensation received by Borrowers in the event that any of the Collateral is lost or destroyed or taken by condemnation or (y) aggregate amount of cash proceeds received by the Company in connection with any equity offering (as applicable) net of (i) fees and expenses incurred by Borrowers in connection with recovery or sale (as applicable) thereof, (ii) in cases under clause (x), repayment of Indebtedness (other than Indebtedness hereunder) to the extent secured by a Lien that is permitted hereunder and (iii) in cases under clause (x), any taxes

(including income, transfer, stamp, duty, customs, withholding, and any other taxes) paid or payable by Borrowers in respect of amounts recovered (after application of all creditors and other offsets).

     Net Income - The net income of a Person as such would appear on such Person's statement of income, prepared in accordance with GAAP.

     Notes - any and all promissory notes executed by Borrowers, as of the date hereof and at any time hereafter, in connection with this Agreement or any of the Loan Documents.

     Obligations - all Loans and all other advances, debts, liabilities, obligations, covenants and duties, including reimbursement obligations for Letters of Credit and LC Guaranties, together with all interest, fees and other charges thereon, owing, arising, due or payable from Borrowers to Agent or any Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under this Agreement or any of the other Loan Documents or otherwise, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired.

     Obligor - means the party primarily obligated to pay on any Account, including without limitation, any Insurer and any Government Authority that is responsible for payment for all or any portion of any Account.

     Operating Lease - any lease of real or personal Property (other than leases the lessee's obligations under which are Capitalized Lease Obligations).

     Organizational I.D. Number - with respect to any Borrower, the organizational identification number, if any, assigned to such Borrower by the applicable governmental unit or agency of the jurisdiction of incorporation or organization of such Borrower

     Original Term - as defined in Section 4.1 of the Agreement.

     Other Agreements - any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by any Borrower, any Subsidiary of any Borrower or any other third party and delivered to Agent or any Lender in respect of the transactions contemplated by the Agreement.

     Overadvance - the amount, if any, by which (A) the sum of the outstanding principal amount of all Loans plus the LC Amount plus the reserves, if any, established by Agent pursuant to subsection 1.1.1 exceeds (B) the Borrowing Base.

     Participations - shall have the meaning set forth in Section 11.16 herein.

     Participating Lender - each Person who shall be granted the right by any Lender, pursuant to the terms of this Agreement, to participate in any of the Loans described in the Agreement and who shall have entered into a participation agreement in form and substance satisfactory to Agent.

     Patient - when used in connection with any Account, the actual party who received the medical or healthcare related goods and services from any Borrower which resulted in the creation of the Account, regardless of whether such party is the Obligor on such Account.

     Permitted Acquisition - any acquisition transaction whereby any Borrower shall acquire all or substantially all of the assets of another Person or shall acquire all of the capital stock or other equity interests of another Person and/or merge or consolidate with another Person, provided that (i) the value of each such acquisition shall not exceed One Million Dollars ($1,000,000.00) (ii) the aggregate value of all such acquisition transactions which have occurred since the Closing Date shall not exceed Five Million Dollars ($5,000,000.00) and
(iii) both prior and after giving effect to any such acquisition transaction, no Default or Event of Default shall exist. For the purposes of this definition, the value of an acquisition shall be deemed to be an amount equal to the sum of all cash and the fair market value of all non-cash consideration paid by the respective Borrower in connection with the acquisition, including cash paid, indebtedness assumed and the value of any stock of the Company issued in connection with the acquisition based on the market value of such stock as of the date of the acquisition. Furthermore, in the case of any acquisition transaction which involves the acquisition of all of the capital stock or other equity interests of another Person and/or the merger or consolidation with another Person, such acquisition transaction will only be deemed to be a "Permitted Acquisition" if (i) such other Person shall engage solely in the home health care line(s) or type(s) of business that are substantially similar to the lines and types of business engaged in by Borrowers on the Closing Date, (ii) in the case of any transaction involving a merger or consolidation, such Borrower shall be the surviving entity, and (iii) in the case of any transaction not involving a merger or consolidation, the acquired Person shall become a party to this Agreement as a Subsidiary Borrowing Corporation by executing a Joinder Agreement in form and substance acceptable to Agent and the appropriate Borrower shall pledge the stock or other equity interests of the acquired Person pursuant to a Pledge Agreement.

     Permitted Liens - any Lien of a kind specified in subsection 8.2.5 of the Agreement.

     Permitted Purchase Money Indebtedness - Purchase Money Indebtedness of any Borrower incurred after the date hereof which is secured by a Purchase Money Lien.

     Person - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

     Plan - an employee benefit plan now or hereafter maintained for employees of any Borrower that is covered by Title IV of ERISA.

     Pledge Agreement(s) - those certain Pledge Agreement(s) of even date herewith executed and delivered by each Borrower which is the owner of the capital stock or other equity interests of any other Person, pledging such capital stock or equity interests to Agent, for the ratable benefit of Lenders to secure the Obligations hereunder.

     Pre-Closing Home HealthCare Statements - as defined in subsection 7.1.10(b) hereof.

     Pre-Closing Financial Statements - the Financial Statements of the Company and its Consolidated Subsidiaries described in Subsection 7.1.10(a).

     Pricing Adjustment Date - as to each Covenant Reporting Date, the first day of the next calendar month.

     Prior Loan Agreement - that certain Loan and Security Agreement dated as of March 13, 2000 among the Company, GHS, the subsidiary borrowing corporations named as Borrowers therein, the lending institutions names therein, Agent and Fleet Boston Robertson Stephens, Inc., as it may have been modified and amended.

     Projections - Borrowers' forecasted Consolidated (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, and (d) capitalization statements, all prepared on a consistent basis with Borrowers' historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

     Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     Pro Rata Percentage - With respect to a Lender, the percentage set forth next to such Lender's name on Annex I to the Agreement.

     Pro Rata Share - With respect to a Lender, the share of the Total Revolving Credit Facility set forth next to such Lender's name on Annex I to the Agreement.

     Purchase Money Indebtedness - means and includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within ten (10) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancing thereof, but not any increases in the principal amounts thereof outstanding at the time.

     Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

     Quarterly Financial Reports - as defined in the last paragraph of subsection 8.1.3 of the Agreement.

     Regulation D - Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

     Rentals - as defined in subsection 8.2.13 of the Agreement.

     Reportable Event - any of the events set forth in Section 4043(b) of ERISA.

     Reserve Percentage - the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities" as defined in Regulation D.

     Restricted Investment - any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:

     (i) investments in one or more Subsidiaries of any Borrower to the extent existing on the Closing Date;

     (ii) Property to be used in the ordinary course of business;

     (iii) Current Assets arising from the sale of goods and services in the ordinary course of business of any Borrower and its Subsidiaries;

     (iv) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;

     (v) investments in certificates of deposit, time deposits, bankers' acceptances, eurodollar deposits and repurchase agreements, each maturing within one year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least One Hundred Million Dollars ($100,000,000.00);

     (vi) investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof; and

     (vii) investments made in connection with any Permitted Acquisition.

     Restructuring - the corporate and business operations restructuring of the Borrowers in connection with and as a result of the SPS Sale.

     Revolving Credit Base Rate - a per annum rate equal to the sum of the Base Rate plus the Applicable Margin.

                                     xviii

     Revolving Credit Base Rate Loan - that portion of the Revolving Credit Loans that bears interest at the Revolving Credit Base Rate.

     Revolving Credit Facility - the revolving credit facility established pursuant to Section 1.1 of the Agreement.

     Revolving Credit LIBOR Rate - a per annum rate equal to the sum of the Adjusted LIBOR Rate plus the Applicable Margin.

     Revolving Credit LIBOR Rate Loan - that portion of the Revolving Credit Loans on which interest accrues at the Revolving Credit LIBOR Rate.

     Revolving Credit Loan - a revolving credit Loan made by Lenders to Borrowers as provided in Section 1.1 of the Agreement.

     Revolving Credit Maturity Date - the last day of the Original Term.

     Revolving Credit Notes - the secured promissory notes to be executed by Borrowers on or about the Closing Date in favor of each Lender, each in the amount of such Lender's Pro Rata Share of the Total Revolving Credit Facility, to evidence the Revolving Credit Loans, which shall be in form of Exhibit A to the Agreement, as amended, restated, supplemented or replaced from time to time.

     Schedule of Accounts - as defined in subsection 6.2.1 of the Agreement.

     Security - shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

     Security Documents - the Trademark Security Agreement(s), the Pledge Agreement(s), the Subsidiary Guarantor Pledge Agreement(s), the Control Agreements and all instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

     Solvent - as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

     Special Charges - unusual or non-recurring expenses which are reflected in the Consolidated statements of operations and which are required to be separately disclosed under GAAP in notes to the Consolidated Financial Statements of the Company and its Consolidated Subsidiaries.

     Specified Officer - Ronald A. Malone, who will be, upon the consummation of the SPS Sale, Chief Executive Officer and Chairman of the Board of the Company, or John R. Potapchuk, who will be, upon the consummation of the SPS Sale, Chief Financial Officer and Secretary, the Company or such other officer of the Company as the Company may hereafter specify in writing to Agent.

     SPS Business - the specialty pharmaceutical services business operated by Borrowers and its Subsidiaries through its network of pharmacies, including the distribution of drugs and other biological and pharmaceutical products and professional support, provision of services for individuals with chronic diseases, administering of medications to patients, marketing and distribution services for pharmaceutical, biotechnology and medical service firms and clinical support services for pharmaceutical and biotechnology firms.

     SPS Sale - the sale by the Company and its subsidiaries of the business and assets of the SPS Business to Accredo, which sale shall include the sale of the stock of two Subsidiaries of the Company, Gentiva Health Services (Infusion), Inc. and Gentiva Health Services/Quantum Corp. (which is the owner of Quantum Hotel Resources, Inc. which will also be included in the sale).

     SPS Sale Documents - the Asset Purchase Agreement dated January 2, 2002 among Accredo, the Company and certain Subsidiaries of Company and any other agreements, documents and instruments executed or delivered in connection therewith.

     SPS Sale Consideration - all of the purchase price and other consideration, whether consisting of cash, stock in Accredo or other received by Borrowers and their subsidiaries as consideration for the sale of the SPS Business.

     Subsidiary - any corporation of which a Person owns, directly or indirectly through one or more intermediaries, more than fifty percent (50%) of the Voting Stock at the time of determination; provided however, that for the purpose of
Section 7 only, the term "Subsidiary" shall not include any Inactive Subsidiary.

     Subsidiary Borrowing Corporation - any Subsidiary of Gentiva Health Services Holding Corp. or Gentiva Health Services, Inc. which is a party to this Agreement as a Borrower.

     Subsidiary Guarantor Pledge Agreement(s) - those certain Subsidiary Guarantor Pledge Agreement(s) of even date herewith executed and delivered by each Subsidiary Guarantor which is the owner of the capital stock or equity interests of any other Person, pledging such capital stock or equity interests to Agent, for the ratable benefit of the Lenders to secure the obligations of each such Subsidiary Guarantor under the Subsidiary Guaranty.

     Subsidiary Guarantors - all of the direct and indirect Subsidiaries of the Company, but not including any Subsidiary which is a party to this Agreement as a Borrower or any Inactive Subsidiary.

     Subsidiary Guaranty - that certain Subsidiary Guaranty of even date herewith executed and delivered by each Subsidiary Guarantor guaranteeing the Obligations of Borrowers under this Agreement.

     Tangible Net Worth - at any time, the amount by which the total assets of the Company and its Consolidated Subsidiaries as determined on a Consolidated basis and as would be shown on a Consolidated balance sheet for the Company and its Consolidated Subsidiaries, prepared in accordance with GAAP (excluding trademarks, copyrights, goodwill, covenants not to compete, deferred closing costs, leasehold improvements and all other assets which would be determined to be intangible assets under GAAP) exceed all of the liabilities of the Company and its Consolidated Subsidiaries as determined on a Consolidated basis as would be shown on a Consolidated balance sheet for the Company and its Consolidated Subsidiaries, prepared in accordance with GAAP.

     Total Revolving Credit Facility Amount - means, as of any date, Fifty-Five Million Dollars ($55,000,000.00) minus the amount of any Excess Availability Blockage then in effect.

     Trademark Security Agreement(s) - those certain Trademark Security Agreement(s) of even date herewith executed and delivered by each Borrower which is the owner of any trademark Collateral granting a security interest in such trademark Collateral to Agent, for the ratable benefit of the Lenders, to secure the Obligations hereunder.

     TRICARE - means the medical program for active duty members, qualified family members, CHAMPUS eligible retirees and their family members and survivors, of all uniformed services.

     Type of Organization - with respect to each Borrower, the kind or type of entity as which such Borrower is organized, such as a corporation, limited liability company, etc.

     Unused Line Fee - as defined in Section 2.5 of this Agreement.

     Voting Stock - Securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

     Other Terms. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the Code to the extent the same are used or defined therein.

     Certain Matters of Construction. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

                                LIST OF EXHIBITS



Exhibit A          Revolving Credit Notes

Exhibit B          Compliance Certificate

Exhibit C          Borrowing Base Certificate

Exhibit D          Cash Transaction Expenses

Exhibit E          Cash Restructuring Charges

Exhibit F          Non-Cash Restructuring Charges

Exhibit G          Existing Letters of Credit

Exhibit H          Pre-Closing Budget and Projections

Exhibit I          Form of HFG Reporting

Exhibit J          Adjusted Net Earnings From Operations Add Back

Exhibit 6.1.1      Inventory Locations

Exhibit 6.2.5      Listing of Lockbox Accounts and Concentration Accounts

Exhibit 7.1.1      Jurisdictions in which Authorized to Do Business

Exhibit 7.1.4      Capital Structure of Borrowers

Exhibit 7.1.5      Corporate Names

Exhibit 7.1.6      Each Borrower's and each Subsidiary's Business Locations

Exhibit 7.1.6(a)   Prior Business Locations

Exhibit 7.1.8      Account Debtor Proceedings

Exhibit 7.1.13     Surety Obligations

Exhibit 7.1.14     Tax Identification Numbers of Borrowers and Subsidiaries

Exhibit 7.1.16     Patents, Trademarks, Copyrights and Licenses

Exhibit 7.1.20     Litigation

Exhibit 7.1.22(a)  Capitalized Leases

Exhibit 7.1.22(b)  Operating Leases

Exhibit 7.1.23     Pension Plans

Exhibit 7.1.26(a)  Provider Identification Numbers

Exhibit 8.2.4      Affiliate Transactions

Exhibit 8.2.5      Permitted Liens

                                 LIST OF ANNEXES

Annex I            Lenders' Pro Rata Shares/Percentages

                                     ANNEX I



                               SCHEDULE OF LENDERS

Lender Percentage                Pro Rate Share                    Pro Rate

                                  SCHEDULE 8.3

                               Financial Covenants

     Pursuant to Section 8.3 of this Agreement, each Borrower covenants that, unless otherwise consented to by Agent and the Majority Lenders in writing, the Company and its Consolidated Subsidiaries shall maintain on a Consolidated basis the following financial covenants during the term of the Agreement, and thereafter for so long as any Obligations are outstanding, provided that, in calculating each of the following financial covenants for any Covenant Measurement Period which includes any portion of the time period beginning on July 1, 2001 and ending of the date of the consummation of the SPS Sale, any financial results attributable to the SPS Business shall be excluded:

     8.3.1 Minimum EBITDA Covenant. The Company and its Consolidated Subsidiaries shall maintain on a Consolidated basis a minimum EBITDA measured as of each Covenant Testing Date for the preceding Covenant Measurement Period as follows:

     ----------------------- ---------------------------------------------------
        Minimum EBITDA                       Covenant Testing Date
     ----------------------- ---------------------------------------------------
        $2,000,000.00                            June 30, 2002
     ----------------------- ---------------------------------------------------
        $7,000,000.00                          September 30, 2002
     ----------------------- ---------------------------------------------------
        $15,000,000.00       Each Covenant Testing Date from
                             December 31, 2002 through September 30, 2003
     ----------------------- ---------------------------------------------------
        $18,000,000.00       Each Covenant Testing Date from December 31, 2003
                             through September 30, 2004
     ----------------------- ---------------------------------------------------
        $20,000,000.00       December 31, 2004 and each covenant testing Date
                             thereafter
     ----------------------- ---------------------------------------------------


     provided that, for the purposes of computing the EBITDA of Company and its Consolidated Subsidiaries for the purposes of this subsection 8.3.1, (x) the Covenant Measurement Period corresponding to the Covenant Testing Date of June 30, 2002 shall consist of the six (6) months ended as of such date and (y) the Covenant Measurement Period corresponding to the Covenant Testing Date of September 30, 2002 shall consist of the nine (9) months ended as of such date.

     8.3.2 Minimum Tangible Net Worth. The Company and its Consolidated Subsidiaries shall maintain at all times on a Consolidated basis a minimum Tangible Net Worth measured as of each Covenant Testing Date of not less than One Hundred One Million Six Hundred Thousand Dollars ($101,600,000.00).

     8.3.3 Minimum Fixed Charge Coverage Ratio. The Company and its Consolidated Subsidiaries shall maintain a minimum Fixed Charge Coverage Ratio measured as of each Covenant Testing Date for the preceding Covenant Measurement Period of not less than 1.00:1.00. Notwithstanding anything to the contrary contained in the preceding sentence, (x) the first Covenant Testing Date for the Fixed Charge Coverage Ratio shall be September 30, 2002 and (y) the required minimum Fixed Charge Coverage Ratio on September 30, 2002 shall be -0.25:1.00, provided that, for the purposes of computing the Fixed Change Coverage Ratio of Company and its Consolidated Subsidiaries on such date, the Covenant Measurement Period corresponding to such date shall consist of the nine (9) months ended as of such date.

     8.3.4 Minimum Restricted Cash.

     (i) Until such time as the lawsuit captioned Donna Fredrickson vs. Olsten Health Services Corp. and Olsten Corp. is either reduced to a final and unappealable judgment and/or the parties to such lawsuit have reached a final and legally binding settlement agreement, and any and all amounts under any such judgment and/or settlement have been paid, the Company and its Consolidated Subsidiaries shall maintain restricted cash in an amount equal to Thirty-Five Million Dollars ($35,000,000.00).

     (ii) Until such time as the Company and its Consolidated Subsidiaries shall have reached a final and legally binding settlement with CMMS regarding the interest-free loan provided by CMMS to the Company and/or its Consolidated Subsidiaries in connection with the transition from the IPS system of payments under Medicare to the PPS system of payments under Medicare, and any and all such amounts under such settlement have been paid, the Company and its Consolidated Subsidiaries shall maintain restricted cash in an amount equal to Twenty-One Million Dollars ($21,000,000.00).

                                TABLE OF CONTENTS



                                                                            Page



SECTION 1.                 CREDIT FACILITY.....................................1

         1.1      Revolving Credit Loans.......................................1

         1.2      Use of Proceeds..............................................2

         1.3      Letters of Credit; LC Guaranties.............................2


SECTION 2.                 INTEREST, FEES AND CHARGES..........................3

         2.1      Interest.....................................................3

         2.2      Computation of Interest and Fees.............................6

         2.3      Commitment Fee...............................................6

         2.4      Letter of Credit and LC Guaranty Fees........................6

         2.5      Unused Line Fee..............................................7

         2.6      Administrative Agent Fee.....................................7

         2.7      Inspection, Audit, Examination and Appraisal Expenses........7

         2.8      Reimbursement of Expenses....................................7

         2.9      Bank Charges.................................................8

         2.10     Indemnity re: LIBOR..........................................8


SECTION 3.                 LOAN ADMINISTRATION.................................9

         3.1      Manner of Borrowing Revolving Credit Loans...................9

         3.2      Payments....................................................10

         3.3      Mandatory Prepayments.......................................11

         3.4      Application of Payments and Collections.....................11

         3.5      All Loans to Constitute One Obligation......................12

         3.6      Loan Account................................................12

         3.7      Statements of Account.......................................12


SECTION 4.                 TERM AND TERMINATION...............................12

         4.1      Term of Agreement...........................................12

         4.2      Termination.................................................12


SECTION 5.                 SECURITY INTERESTS.................................14

         5.1      Security Interest in Collateral.............................14

         5.2      Other Collateral............................................15

         5.3      Lien Perfection; Further Assurances.........................16


SECTION 6.                 COLLATERAL ADMINISTRATION..........................16

         6.1      General.....................................................16

         6.2      Administration of Accounts..................................18

         6.3      Administration of Inventory.................................22

         6.4      Administration of Equipment.................................22

         6.5      Payment of Charges..........................................22


SECTION 7.                 REPRESENTATIONS AND WARRANTIES.....................22

         7.1      General Representations and Warranties......................22

         7.2      Continuous Nature of Representations and Warranties.........32

         7.3      Survival of Representations and Warranties..................33


SECTION 8.                 COVENANTS AND CONTINUING AGREEMENTS................33

         8.1      Affirmative Covenants.......................................33

         8.2      Negative Covenants..........................................37

         8.3      Specific Financial Covenants................................42


SECTION 9.                 CONDITIONS PRECEDENT...............................42

         9.1      Conditions Precedent to Effectiveness of Agreement..........42


SECTION 10.                EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT..45

         10.1     Events of Default...........................................45

         10.2     Acceleration of the Obligations.............................48

         10.3     Other Remedies..............................................48

         10.4     Remedies Cumulative; No Waiver..............................50


SECTION 11.                AGENT..............................................50

         11.1     Appointment and Authorization...............................50

         11.2     General Immunity............................................50

         11.3     Consultation with Counsel...................................51

         11.4     Documents...................................................51

         11.5     Rights as a Lender..........................................51

         11.6     Responsibility of Agent.....................................51

         11.7     Collections and Disbursements...............................52

         11.8     Indemnification.............................................52

         11.9     Expenses....................................................53

         11.10    No Reliance.................................................53

         11.11    Reporting...................................................53

         11.12    Removal of Agent............................................54

         11.13    Action on Instructions of Lenders...........................54

         11.14    Several Obligations.........................................54

         11.15    Consent of Lenders..........................................54

         11.16    Participations and Assignments..............................56

         11.17    Borrowers' Consent..........................................57

         11.18    Security Interest of Lender.................................57


SECTION 12.                MISCELLANEOUS......................................57

         12.1     Power of Attorney...........................................57

         12.2     Indemnity...................................................58

         12.3     Modification of Agreement; Sale of Interest.................58

         12.4     Severability................................................59

         12.5     Successors and Assigns......................................59

         12.6     Cumulative Effect; Conflict of Terms........................59

         12.7     Execution in Counterparts...................................59

         12.8     Notice......................................................59

         12.9     Agent's and Lender's Consent................................60

         12.10    Credit Inquiries............................................60

         12.11    Time of Essence.............................................60

         12.12    Entire Agreement............................................60

         12.13    Interpretation..............................................60

         12.14    GOVERNING LAW; CONSENT TO FORUM.............................60

         12.15    WAIVERS  61

         12.16    Joint and Several Liability.................................62

         12.17    Release Upon Termination....................................62

         12.18    Borrowing Agent.............................................62

         12.19    Payment Dates as Business Days..............................63

         12.20    Prior Loan Agreement........................................63


APPENDIX A.....................................................................i


GENERAL DEFINITIONS............................................................i